EXHIBIT 10.1

EXECUTION COPY

Pre-Export Credit Agreement
by and between
CHS Agronegocio Industria e Comercio Ltda.,
as Borrower,
CHS Inc.,
as Guarantor,
Crédit Agricole Corporate and Investment Bank,
as Administrative Agent,
Crédit Agricole Corporate and Investment Bank and
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
as Joint Lead Arrangers and Joint Bookrunners,
and
the Syndication Parties party hereto from time to time,

dated as of September 24, 2013

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS	1

ARTICLE 2. FACILITY	19

2.1	Facility Advance 19

2.2	Commitment 19

2.3	Borrowing Notice 19

2.4	Promise to Pay; Promissory Note 20

2.5	Syndication Party Records 20

2.6	Use of Proceeds 20

2.7	Syndication Party Funding Failure 20

2.8	Reduction of Commitment 20

ARTICLE 3. [INTENTIONALLY OMITTED]	21

ARTICLE 4. [INTENTIONALLY OMITTED]	21

ARTICLE 5. INTEREST; FEES; AND MARGINS	21

5.1	Interest 21

5.2	Alternate Rate of Interest 21

5.3	Default Interest Rate 22

5.4	Interest Calculation 22

5.5	Fees 22

5.6	Margin; Commitment Fee Factor 23

ARTICLE 6. PAYMENTS; FUNDING LOSSES	23

6.1	Principal Payments 23

6.2	Interest Payments 23

6.3	Application of Principal Payments 23

6.4	Manner of Payment 24

6.5	Prepayments 25

6.6	Distribution of Principal and Interest Payments 27

6.7	Funding Losses 27

6.8	Illegality 27

ARTICLE 7. [Intentionally Omitted]	28

ARTICLE 8. [INTENTIONALLY OMITTED]	28

ARTICLE 9. REPRESENTATIONS AND WARRANTIES	28

9.1	Organization, Good Standing, Etc. 28

9.2	Corporate Authority, Due Authorization; Consents 28

9.3	Litigation 28

9.4	No Violations 28

9.5	Binding Agreement 29

9.6	Compliance with Laws 29

9.7	Principal Place of Business; Place of Organization 29

9.8	Tax Status 29

9.9	Licenses and Approvals 29

9.10	Employee Benefit Plans 30

9.11	Equity Investments 30

9.12	Title to Real and Personal Property 30

9.13	Financial Statements 30

9.14	Environmental Compliance 31

9.15	Fiscal Year 31

9.16	Material Agreements 312

9.17	Regulations U and X 32

9.18	Trademarks, Tradenames, etc. 32

9.19	No Default on Outstanding Judgments or Orders 32

9.20	No Default in Other Agreements 32

9.21	Acts of God 32

9.22	Governmental Regulation 32

9.23	Labor Matters and Labor Agreements 323

9.24	OFAC; Anti-Terrorism Laws 33

9.25	Disclosure 34

9.26	No Change 34

9.27	Insurance 34

9.28	Rank of Debt 34

9.29	Solvency 34

9.30	FCPA 345

9.31	Commercial Activity; Absence of Immunity 35

9.32	No Default 35

ARTICLE 10. CONDITIONS TO CLOSING AND ADVANCES	35

10.1	Conditions to Closing 35

10.2	Conditions to Advances 38

ARTICLE 11. AFFIRMATIVE COVENANTS	39

11.1	Books and Records 39

11.2	Reports and Notices 39

11.3	Maintenance of Existence and Qualification 41

11.4	Compliance with Legal Requirements and Agreements 42

11.5	Compliance with Environmental Laws 42

11.6	Taxes 42

11.7	Insurance 42

11.8	Maintenance of Properties 423

11.9	Payment of Liabilities 43

11.10	Inspection 43

11.11	Required Licenses; Permits; Intellectual Property; Etc. 43

11.12	ERISA 43

11.13	Maintenance of Commodity Position 434

11.14	Financial Covenants 44

11.15	Embargoed Person 44

11.16	Anti-Money Laundering 44

11.17	Ranking, Priority 445

11.18	Export Contracts 45

11.19	Modification to Export Contracts………………………………………... 46

ARTICLE 12. NEGATIVE COVENANTS	47

12.1	Borrowing 47

12.2	No Other Businesses 47

12.3	Liens 47

12.4	Sale of Assets 49

12.5	Liabilities of Others 50

12.6	Loans 50

12.7	Collection Account 50

12.8	Merger; Acquisitions; Business Form; Etc 51

12.9	Investments 512

12.10	Transactions With Related Parties 53

12.11	Patronage Refunds, etc 53

12.12	Change in Fiscal Year 53

12.13	ERISA 53

12.14	Anti-Terrorism Law 54

12.15	FCPA 54

ARTICLE 13. INDEMNIFICATION	54

13.1	General; Stamp Taxes; Intangibles Tax 54

13.2	Indemnification Relating to Hazardous Substances 55

ARTICLE 14. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	56

14.1	Events of Default 56

14.2	No Advance 58

14.3	Rights and Remedies 58

14.4	Allocation of Proceeds 58

ARTICLE 15. AGENCY AGREEMENT	59

15.1	Funding of Syndication Interest 59

15.2	Syndication Parties’ Obligations to Remit Funds 59

15.3	[Intentionally Omitted] 60

15.4	Syndication Party’s Failure to Remit Funds 60

15.5	Agency Appointment 60

15.6	Power and Authority of the Administrative Agent 61

15.7	Duties of the Administrative Agent 612

15.8	Action Upon Default 62

15.9	[INTENTIONALLY OMITTED] 63

15.10	Consent Required for Certain Actions 63

15.11	Distribution of Principal and Interest 64

15.12	Distribution of Certain Amounts 655

15.13	Sharing 65

15.14	Amounts Required to be Returned 65

15.15	Information to Syndication Parties; Confidentiality 66

15.16	Reliance; No Other Duties 66

15.17	No Trust or Fiduciary Relationship 667

15.18	Sharing of Costs and Expenses 67

15.19	Syndication Parties’ Indemnification of the Administrative Agent 67

15.20	Books and Records 688

15.21	Administrative Agent Fee 68

15.22	The Administrative Agent’s Resignation or Removal 68

15.23	FATCA Exempt Party 69

15.24	Representations and Warranties of Administrative Agent 69

15.25	Syndication Parties’ Independent Credit Analysis 69

15.26	No Joint Venture or Partnership 70

15.27	Restrictions on Transfer; Participations 70

15.28	Method of Making Payments 712

15.29	Defaulting Syndication Parties 72

15.30	Status of Syndication Parties 74

15.31	Replacement of Holdout Lender or Defaulting Syndication Party 745

15.32	Amendments Concerning Agency Function 75

15.33	Agent Duties and Liabilities 75

15.34	The Administrative Agent May File Proofs of Claim 756

15.35	Setoff 76

15.36	Further Assurances 77

ARTICLE 16. MISCELLANEOUS	77

16.1	Costs and Expenses 77

16.2	Service of Process and Consent to Jurisdiction 77

16.3	Jury Waiver 78

16.4	Notices 78

16.5	Liability of Administrative Agent 79

16.6	Successors and Assigns 79

16.7	Severability 79

16.8	Entire Agreement 80

16.9	Applicable Law 80

16.10	Captions 80

16.11	Complete Agreement; Amendments 80

16.12	Additional Costs of Maintaining Advance 81

16.13	Capital Requirements 81

16.14	Replacement Note 82

16.15	Direct Website Communications; Electronic Mail Communications 82

16.16	Accounting Terms 83

16.17	More Restrictive Covenants 84

16.18	Mutual Release 84

16.19	Liberal Construction 84

16.20	Counterparts 85

16.21	Confidentiality 85

16.22	USA Patriot Act Notice 86

16.23	Waiver of Obligor’s Rights Under Farm Credit Act 86

16.24	Terms Generally 86

16.25	Use of English Language 86

16.26	No Waiver; Cumulative Remedies; Enforcement 87

ARTICLE 17. GUARANTY	87

17.1	Guaranty 87

17.2	Guaranty Unconditional 87

17.3	Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances 88

17.4	Waiver by the Guarantor 89

17.5	Subrogation 89

17.6	Guaranty of Payment 90

17.7	Indemnity 90

17.8	Administrative Agent’s Discretion 90

17.9	Action upon Event of Default 90

17.10	Bankruptcy, etc 91

17.11	Stay of Acceleration 91

17.12	Limitation of Liability 91

17.13	Guarantor Acknowledgment 92
EXHIBITS

Schedule 1    Syndication Parties and Individual Commitments
Schedule 2        Eligible Off-takers
Schedule 3        Collection Account
Exhibit 1A    Compliance Certificate
Exhibit 1B    List of Subsidiaries
Exhibit 2.3    Borrowing Notice
Exhibit 4    Form of Opinion of Machado, Meyer, Sendacz e Opice Advogados
Exhibit 5    Form of Opinion of Dorsey & Whitney LLP

Exhibit 6    Form of Officer’s Certificate
Exhibit 9.3    Litigation
Exhibit 9.8    Payment of Taxes
Exhibit 9.10    Employee Benefit Plans
Exhibit 9.11    Equity Investments
Exhibit 9.14    Environmental Compliance
Exhibit 9.23    Labor Matters and Agreements
Exhibit 10.2.3    Promissory Note Form
Exhibit 11.18    Export Contract Form
Exhibit 12.9(f)    Existing Investments
Exhibit 15.27    Syndication Acquisition Agreement
Exhibit 15.28        Borrower's Account

PRE-EXPORT CREDIT AGREEMENT
THIS PRE-EXPORT CREDIT AGREEMENT (“Credit Agreement”) is entered into as of the 24th day of September, 2013 (“Effective Date”), by and among Crédit Agricole Corporate and Investment Bank as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity, “Administrative Agent”), the Syndication Parties identified on Schedule 1 hereto, CHS Agronegocio Industria e Comercio Ltda. (the “Borrower”), a Brazilian company, and CHS Inc. (the “Guarantor” and together with the Borrower, the “Obligors”), a cooperative corporation formed under the laws of the State of Minnesota, whose address is 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077.
ARTICLE 1. DEFINED TERMS
As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
Acceleration Event: means an Event of Default, Potential Default, Prepayment Trigger Event or Potential Prepayment Trigger Event.
Additional Costs: shall have the meaning set forth in Section 16.12.
Adjusted Consolidated Equity: means, with respect to Guarantor and its Consolidated Subsidiaries, the amount of equity accounts, plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Guarantor and its Consolidated Subsidiaries and non-controlling interests; provided that the total amount of intangible assets of Guarantor and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed U.S.$30,000,000 (and to the extent such intangible assets exceed U.S.$30,000,000, they will not be included in the calculation of Adjusted Consolidated Equity); all as determined on a consolidated basis in accordance with GAAP consistently applied.
Adjusted Consolidated Funded Debt: means Consolidated Funded Debt, plus the net present value of all rentals payable under Operating Leases of Guarantor and its Consolidated Subsidiaries as discounted by a rate of 8.0% per annum.
Administrative Agent: shall have the meaning set forth in the preamble.
Administrative Agent’s Account: means the account described in Subsection 15.28.1.
Advance: shall have the meaning set forth in Section 2.1.
Advance Date: a day (which shall be a Banking Day) on which an Advance is made.
Advance Payment: shall have the meaning set forth in Section 15.1.

Affiliate: with respect to any Person means (a) a Subsidiary of such Person, (b) any Person in which such Person, directly or indirectly, owns more than five percent (5.0%) of the outstanding equity thereof, and (c) any Person which, directly or indirectly, (i) owns more than five percent (5.0%) of the outstanding equity of such Person, or (ii) has the power under ordinary circumstances to control the management of such Person.
Alternate Rate: shall have the meaning set forth in Section 5.2.
Amortization: the total amortization of Guarantor and its Consolidated Subsidiaries as measured in accordance with GAAP.
Annual Operating Budgets: means the annual operating budgets for (a) Guarantor and its Subsidiaries in substantially the form of, and containing substantially the same or similar information as set forth in, the Annual Operating Budget (Business Plan) for Guarantor and its Subsidiaries included in the lender presentation delivered to prospective Syndication Parties at the May 30, 2013 bank group meeting and (b) Borrower and its Subsidiaries in substantially the form of, and containing substantially the same or similar information as set forth in, the Annual Operating Budget (Business Plan) for Borrower and its Subsidiaries included in the lender presentation delivered to prospective Syndication Parties at the July 15, 2013 bank group meeting.
Anti-Terrorism Laws: shall have the meaning set forth in Subsection 9.24.2.
Applicable Law: means, as to any Person, all applicable constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules and regulations of any Governmental Authority binding upon such Person or to which such Person is subject.
Applicable Lending Office: means, for each Syndication Party and for each Advance, the lending office of such Syndication Party designated as such for such Advance on its signature page hereof or in the applicable Syndication Acquisition Agreement or such other office of such Syndication Party as such Syndication Party may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances are to be made and maintained.
Applicable Percentage: means with respect to any Syndication Party, the percentage of the total Commitment represented by such Syndication Party’s Individual Commitment. If the Individual Commitments shall have terminated or expired, the Applicable Percentage shall be determined based upon the Individual Commitments most recently in effect, giving effect to any assignments.
Approved Fund: means any Fund that is administered or managed by (a) a Syndication Party, (b) an Affiliate of a Syndication Party or (c) an entity or an Affiliate of an entity that administers or manages a Syndication Party.
Authorized Officer: shall have the meaning set forth in Subsection 10.1.5.

Availability Period: shall mean the period from and including the Closing Date to and including the date which falls one month prior to the Maturity Date.
Bank Debt: all amounts owing hereunder, including fees, Funding Losses and all principal, interest, expenses, charges and other amounts payable by the Obligors pursuant to the Loan Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
Banking Day: any day (a) other than a Saturday or Sunday and other than a day on which banks in New York, New York; São Paulo, Brazil or London, England are authorized or required by law to close, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of, or a LIBO Rate Period for, an Advance, or a notice by any Obligor with respect to any such borrowing, payment, prepayment, continuation, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.
Board of Governors: means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).
Borrower’s Account: shall mean Borrower’s account as set forth on Exhibit 15.28 hereto, or as otherwise specified to the Administrative Agent in writing.
Borrowing Notice: shall have the meaning set forth in Section 2.3.
Capital Leases: means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of any asset and the incurrence of a liability in accordance with GAAP; provided that, notwithstanding any change in GAAP after the date hereof relating to leases, any lease that was accounted for by the lessee as an operating lease as of the date hereof and any similar lease entered into after the date hereof by Guarantor and its Consolidated Subsidiaries shall be treated as an Operating Lease for the purposes of this definition.
Capitalized Lease Obligation: means with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease (net of interest expenses) which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
Change in Law: means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) any current or future regulations or official interpretations of FATCA and any agreements entered into pursuant to Section 1471(b)(1) of the Code, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Change of Control: means that (A) the Guarantor shall (i) cease, for any reason, to own, directly or indirectly, beneficially and, where applicable, of record, all of the outstanding Equity Interests of the Borrower and each of Borrower's Subsidiaries or (ii) cease, for any reason, to Control the Borrower and each of its Subsidiaries, (B) the Borrower shall for any reason cease to be a Wholly Owned Subsidiary of Guarantor, (C) a Person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of Persons (other than the Borrower or any Subsidiary of the Borrower) shall become the owner of record or beneficial owner (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of any Equity Interests in the Guarantor, or (D) the individuals who at the Closing Date constituted the board of directors of the Guarantor (together with any new directors who were elected by the members of the Guarantor) cease for any reason to constitute a majority of the board of directors of the Guarantor then in office.
CHS Capital: means CHS Capital, LLC (formerly known as Cofina Financial, LLC) or any other Subsidiary of Guarantor that makes seasonal and term loans to member cooperatives, businesses and individual producers of agricultural products included in Guarantor's cash flows from investing activities, and each of any such entity’s Subsidiaries.
CHS Capital Debt: means, on any date of determination, Debt owing by CHS Capital in connection with the sale or financing of CHS Capital Loan Assets, and in respect of which neither Guarantor nor any of its Subsidiaries has any obligation (including, without limitation, any indemnification obligation) or liability.
CHS Capital Loan Assets: means loan assets owned and loan commitments made by CHS Capital in the ordinary course of business.
Closing Date: means the date on which the conditions set forth in Section 10.1 of this Credit Agreement have been met, which shall be a date not later than five (5) days following the date on which the Administrative Agent, the Syndication Parties party hereto on such date and the Borrower shall have executed this Credit Agreement.
CoBank: means COBANK, ACB.
Code: means the Internal Revenue Code of 1986.
Collection Account: means the account described in Schedule 3.

Committed Advances: the principal amount of all Advances which any Syndication Party is obligated to make as a result of such Syndication Party having received a Funding Notice pursuant to Section 2.3 hereof, but which has not been funded.
Commitment: shall be U.S.$250,000,000, subject to reduction as provided in Section 2.8 hereof.
Commitment Fee: shall have the meaning set forth in Section 5.5.
Commitment Fee Factor: the rate determined in accordance with the table below and Section 5.6 hereof, based on the most recent Officer's Certificate provided pursuant to Subsection 10.1.10 or Compliance Certificate provided pursuant to Subsection 11.2.1 or 11.2.2, which is based on the most recent financial statements of the Guarantor:

Ratio of Consolidated Funded Debt to Consolidated Cash Flow	Commitment Fee Factor
≤ 1.00	0.125%
> 1.00 ≤ 2.00	0.175%
> 2.00	0.225%

Communications: shall have the meaning set forth in Subsection 16.15.1.
Compliance Certificate: a certificate of the chief financial officer of each Obligor acceptable to the Administrative Agent and in the form attached hereto as Exhibit 1A.
Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Guarantor and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding, in the case of any Consolidated Subsidiary that is not a Wholly Owned Subsidiary, the portion of earnings attributable to holders of equity interests of such Consolidated Subsidiary, other than Guarantor or a Consolidated Subsidiary of Guarantor), plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary non-cash losses for such period, minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) one-time gains, (ii) extraordinary income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.
Consolidated Funded Debt: means as of any date of determination, the total of all Funded Debt of Guarantor and its Consolidated Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Guarantor and its Consolidated Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of Guarantor and its Consolidated Subsidiaries in accordance with GAAP.
Consolidated Interest Expense: for any period, all interest expense of Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.
Consolidated Net Worth: shall mean, for any period, the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Guarantor and its Consolidated Subsidiaries, excluding (i) accumulated other comprehensive income (or loss) and (ii) non-controlling interests, all as determined in accordance with GAAP.
Consolidated Subsidiary: of any Person, shall mean any Subsidiary whose accounts are consolidated with those of such Person in accordance with GAAP.
Contributing Syndication Parties: shall have the meaning set forth in Section 15.4.
Control: means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
Coverage Ratio: means, with respect to each Advance, as of any date of determination, the ratio of (i) the aggregate amount payable to the Borrower by Eligible Off-takers under the Export Contract(s) associated with such Advance (in accordance with Section 2.3) during the period commencing on such date of determination and ending on the Principal Payment Date for such Advance, to (ii) all amounts outstanding hereunder in respect of principal of and interest and fees on such Advance.
Debt: means as to any Person, without duplication: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) all Capitalized Lease Obligations of such Person; (c) obligations of such Person arising under bankers’, or trade acceptance facilities, or reimbursement obligations for drawings made under letters of credit; (d) the aggregate amount of CHS Capital Loan Assets subject to a sale or refinancing, (e) all Guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person (i) to purchase any of the items included in this definition, (ii) to provide funds for payment, (iii) to supply funds to invest in any other Person, (iv) otherwise to assure a creditor of another Person against loss or (v) with respect to letters of credit (in each case, without duplication); (f) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (g) all net obligations of such Person under any Swap Contract.
Debtor Relief Laws: means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Defaulting Syndication Party: means, subject to Section 15.29, any Syndication Party that (a) has failed to (i) fund all or any portion of its Advances within two (2) Banking Days of the date such Advances were required to be funded hereunder unless such Syndication Party notifies the Administrative Agent and Borrower in writing that such failure is the result of such Syndication Party’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Syndication Party any other amount required to be paid by it hereunder within two (2) Banking Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Syndication Party’s obligation to fund an Advance hereunder and states that such position is based on such Syndication Party’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Banking Days after reasonable written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Syndication Party shall cease to be a Defaulting Syndication Party pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), (d) has made any representation or warranty in this Credit Agreement that is found to have been untrue in any material respect, or (e) has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Syndication Party shall not be a Defaulting Syndication Party solely by virtue of the ownership or acquisition of any equity interest in that Syndication Party or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Syndication Party with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Syndication Party (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Syndication Party. Any determination by the Administrative Agent that a Syndication Party is a Defaulting Syndication Party under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Syndication Party shall be deemed to be a Defaulting Syndication Party (subject to Subsection 15.31.3) upon delivery of written notice of such determination to Borrower and each other Syndication Party.
Default Interest Rate: a rate of interest equal to (i) in the case of the principal amount of any Advance, 200 basis points in excess of the rate or rates of interest otherwise being charged on such Advance and (ii) in the case of all other obligations, 200 basis points in excess of the rate of interest which would otherwise be applicable at the time.
Delinquency Interest: shall have the meaning set forth in Section 15.4.
Delinquent Amount: shall have the meaning set forth in Section 15.4.

Delinquent Syndication Party: shall have the meaning set forth in Section 15.4.
Depreciation: the total depreciation of Guarantor and its Consolidated Subsidiaries as measured in accordance with GAAP.
Designated Jurisdiction: means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
Dollar and U.S.$: mean lawful currency of the United States.
Eligible Off-taker: means any Person that is (a) the Guarantor, any Consolidated Subsidiary of Guarantor and each other Person listed in Schedule 2, (b) designated by the Borrower in writing and approved by the Administrative Agent, acting on instructions of the Required Lenders, or (c) designated by the Borrower in writing to the Administrative Agent whose long-term unsecured foreign currency debt is rated at least “A” by Standard & Poors and/or “A2” by Moodys; provided, that in each of the cases specified in clauses (a), (b) and (c) such Person shall only be deemed to be an “Eligible Off-taker” to the extent such Person (i) is not in violation of any Anti-Terrorism Laws applicable to such Person, (ii) is not subject to any Sanction, (iii) is not named as a “specially designated national and blocked person” on the most current list published by OFAC, and (iv) as of the time of such designation, shall not have defaulted on a payment obligation owed to the Borrower. The Administrative Agent shall retain the right, upon the instruction of the Required Lenders, to notify the Borrower in writing at any time that, due to the occurrence of an adverse event relating to, or associated with, any Eligible Off-taker, that such off-taker (a "Non-Eligible Off-taker") shall no longer be deemed to be an Eligible Off-taker acceptable to the Required Lenders. After receipt of such written notice from the Administrative Agent (acting on the instructions of the Required Lenders) relating to any Non-Eligible Off-taker, no more Export Contracts shall be entered into by the Borrower with such Non-Eligible Off-taker and no amounts payable under contracts with such Non-Eligible Off-taker may be included in the calculation of the Coverage Ratio.
Embargoed Person: shall have the meaning set forth in Section 11.15.
Environmental Laws: any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, including any such law, statute, ordinance, rule, regulation, order or permit enacted in any foreign country where Borrower or any of its Subsidiaries has operations or owns property, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about any of the real property interests of a Person, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Toxic Substances Control Act and the Occupational Safety and Health Act, as any of the same may be amended, modified or supplemented from time to time.
Environmental Regulations: as defined in the definition of Hazardous Substances.

Equity Interests: means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
ERISA: shall have the meaning set forth in Section 9.10.
ERISA Affiliate: means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Obligor or is under common control (within the meaning of Section 414(c) of the Code) with any Obligor, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with an Obligor under Section 414(m) or 414(o) of the Code.
Event of Default: shall have the meaning set forth in Section 14.1.
Executive Order: shall have the meaning set forth in Subsection 9.24.2.
Export: means a transaction whereby Borrower has agreed to sell Products to an Eligible Off-taker located in a country other than Brazil.
Export Contract: means any purchase agreement, purchase order, invoice or similar arrangement or document for the purchase of any Product from the Borrower (or any other Person on its behalf) by an Eligible Off-taker, substantially in the form of the CHS “Brazilian Marketing Confirmation of Business,” a copy of which is attached hereto as Exhibit 11.18, with such changes to the form as may be approved by the Administrative Agent.
Facility: shall mean the loan facility made available to Borrower under Article 2 of this Credit Agreement.
Fair Market Value: shall have the meaning set forth in Section 12.3.
FATCA: means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
FATCA Exempt Party: shall have the meaning set forth in Section 15.23.
FCPA: shall have the meaning set forth in Section 9.30.

Fee Letters: shall mean, collectively, the (a) Fee Letter dated June 7, 2013, among Bank of America, N.A., the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Borrower and the Guarantor and (b) the Fee Letter dated June 7, 2013, among the Administrative Agent, the Borrower and the Guarantor, in each case relating to the Facility.
FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code that could be required to withhold tax under FATCA from a payment under a Loan Document.
Fiscal Quarter: each three (3) month period beginning on the first day of each of the following months: (a) September, December, March and June, in the case of a Fiscal Year ending on August 31, and (b) January, April, July and October, in the case of a Fiscal Year ending on December 31.
Fiscal Year: (a) in the case of the Guarantor, a year commencing on September 1 and ending on August 31 and (b) in the case of the Borrower, a year commencing on January 1 and ending on December 31, which the Borrower may change to a year commencing on September 1 and ending on August 31 with five (5) Business Days' prior written notice to the Administrative Agent.
Fund: means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
Funded Debt: means with respect to any Person, all Debt which would, in accordance with GAAP, be required to be classified as a long term liability on the books of such Person, and shall include, without limitation (a) any Debt which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from the date of creation thereof, (b) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which would, in accordance with GAAP, be required to be classified as a long term liability of such Person, (c) any Capitalized Lease Obligation of such Person and all obligations to reimburse any Syndication Party or any letter of credit issuer or other credit provider with respect to all letters of credit which support long-term debt, with expiration dates in excess of one-year from the date of issuance thereof, and (d) any Guaranty of such Person with respect to Funded Debt of another Person.
Funding Losses: shall have the meaning set forth in Section 6.7.
Funding Loss Notice: shall have the meaning set forth in Section 6.7.
Funding Notice: shall have the meaning set forth in Section 2.3.
Funding Share: shall mean the amount of any Advance which each Syndication Party is required to fund, which shall be the amount of such Advance multiplied by such Syndication Party’s Individual Pro Rata Share as of the date of the Funding Notice for, but without giving effect to, such Advance.

GAAP: means, (a) with respect to Guarantor, the generally accepted accounting principles in the United States of America (as in effect from time to time) consistently applied throughout the periods involved; and (b) with respect to the Borrower, the generally accepted accounting principles in Brazil (as in effect from time to time) consistently applied throughout the periods involved.
Good Faith Contest: means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required in accordance with GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.
Governmental Authority: means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (whether such authority is recognized as a de jure government or is a de facto government).
Guaranteed Obligations: shall have the meaning set forth in Subsection 17.1.1.
Guaranty: means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof. In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
Hazardous Substances: means any dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule, including any such law, statute, code, ordinance, rule, regulation enacted in any foreign country where any Obligor or any of its Subsidiaries has operations or owns property, relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

Holdout Lender: shall have the meaning set forth in Section 15.31.
Indemnified Agency Parties: shall have the meaning set forth in Section 15.19.
Indemnified Parties: shall have the meaning set forth in Section 13.1.
Individual Commitment: shall mean with respect to any Syndication Party the amount shown as its Individual Commitment on Schedule 1 hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 15.27 hereof, or a reduction in the Commitment in accordance with Section 2.8 hereof.
Individual Lending Capacity: shall mean with respect to any Syndication Party the amount at any time of its Individual Commitment, less its Individual Outstanding Obligations.
Individual Pro Rata Share: at any time, shall mean with respect to any Syndication Party a fraction, expressed as a percentage (rounded to 9 decimal points), where the numerator is such Syndication Party’s Individual Lending Capacity at such time; and the denominator is the Commitment less the sum of the Individual Outstanding Obligations of all of the Syndication Parties at such time.
Individual Outstanding Obligations: shall mean with respect to any Syndication Party the total at any time, without duplication, of (a) the aggregate outstanding principal amount of all Advances made by such Syndication Party, and (b) all of such Syndication Party’s Committed Advances.
Intellectual Property: shall have the meaning set forth in Section 9.18.
Interest Payment Date: means, with respect to any Advance, the last day of each LIBO Rate Period of such Advance.
Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any Equity Interests, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any assets, goods or services not in the ordinary course of business, or (h) an agreement to maintain or cause such

Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.
Joint Lead Arrangers: means Crédit Agricole Corporate and Investment Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
LIBO Rate: means with respect to each day during each LIBO Rate Period applicable to an Advance, the per annum rate for the LIBO Rate Period selected by Borrower, as quoted by the British Bankers’ Association (or any Person who takes over the administration of such rate, or if such quotation source is unavailable, such other quotation source as may be reasonably selected by the Administrative Agent) for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits, determined effective as of 11:00 A.M. (London time) on the day which is two (2) Banking Days prior to the first day of each LIBO Rate Period, rounded up to the next 1/100th of 1% per annum (or zero, if such rate is less than zero), or if no such rate is quoted for such LIBO Rate Period, the average (rounded upward, if necessary, to the next higher 0.01%) of the rates per annum at which deposits in Dollars are offered by three major banks in the London interbank market (selected by the Administrative Agent after consultation with the Borrower) to the Administrative Agent in the London interbank market at approximately 11:00 A.M. (London time) on the day which is two (2) Banking Days before the first day of such LIBO Rate Period and for a period of time most nearly comparable to such LIBO Rate Period.
LIBO Rate Period: means as to each Advance, (a) initially, the period commencing on the date on which such Advance is made and ending on the numerically corresponding day one, two, three or six calendar months thereafter, as selected by the Borrower in the Borrowing Notice relating to such Advance, and (b) thereafter, each period commencing on the last day of the immediately preceding LIBO Rate Period applicable to such Advance and ending on the numerically corresponding day one, two, three or six calendar months thereafter, as selected by the Borrower by written notice delivered to the Administrative Agent not later than 11:00 a.m., three (3) Banking Days prior to the commencement of the relevant LIBO Rate Period (in the understanding that, if no such notice is delivered by the Borrower to the Administrative Agent, such LIBO Rate Period shall have the same duration as the immediately preceding LIBO Rate Period); provided that:
(i)    any LIBO Rate Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless, in the case of an Advance, such Banking Day falls in another calendar month, in which case such LIBO Rate Period shall end on the next preceding Banking Day;
(ii)    any LIBO Rate Period pertaining to an Advance that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBO Rate Period) shall end on the last Banking Day of the calendar month at the end of such LIBO Rate Period; and
(iii)    no LIBO Rate Period pertaining to an Advance shall extend beyond the relevant Principal Payment Date for such Advance.

Licensing Laws: means all orders, laws, rules, or regulations under or pursuant to which any Required Licenses were issued or are maintained.
Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset, and including, in the case of Equity Interests, any stockholder agreements, voting trust agreements and all similar arrangements).
Loan Documents: this Credit Agreement, the Promissory Note, the Fee Letters and all other agreements, certificates, documents or instruments executed concurrently with or in connection with any of the foregoing.
Margin: the rate per annum determined in accordance with the table below and Section 5.6 hereof, based on the most recent Officer's Certificate provided pursuant to Subsection 10.1.10 or Compliance Certificate provided pursuant to Subsection 11.2.1 or 11.2.2, which is based on the most recent financial statements of the Guarantor:

Ratio of Consolidated Funded Debt to Consolidated Cash Flow	Margin
≤ 1.00	1.25%
> 1.00 ≤ 2.00	1.50%
> 2.00	1.75%
Material Adverse Effect: means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Obligor and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Syndication Party under the Loan Documents, or of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party; or (D) a material adverse effect on the political or financial condition or stability of Brazil.
Material Agreements: means all agreements of any Obligor and its Subsidiaries, the termination or breach of which, based upon such Obligor’s knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect.
Maturity Date: means the third anniversary of the Closing Date (or, if such date is not a Banking Day, the Banking Day immediately preceding such day).

Multiemployer Plan: means a Plan meeting the definition of a “multiemployer plan” in Section 3(37) of ERISA.
Negotiation Period: shall have the meaning set forth in Section 5.2.
Non-Defaulting Syndication Party: means any Syndication Party that is not a Defaulting Syndication Party.
Obligor Benefit Plan: means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA); (b) any “multiple employer plan” within the meaning of Section 413 of the Code; (c) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (d) a “voluntary employees' beneficiary association” within the meaning of Section 501(a)(9) of the Code; (e) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (f) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by an Obligor or Subsidiary of an Obligor or in which an Obligor or Subsidiary of an Obligor participates or to which an Obligor or Subsidiary of an Obligor is obligated to contribute.
Obligor Pension Plan: means each Obligor Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.
OFAC: shall have the meaning set forth in Section 11.15.
Operating Lease: means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.
Organizational Documents: means, with regard to any Person: (a) its articles of incorporation, deed of incorporation, charter or other similar document, (b) its estatutos sociais, by-laws, articles of association or other similar document, (c) any certificate of designation or other document relating to the rights of preferred shareholders or other holders of Equity Interests of such Person, (d) any shareholder rights agreement, registration rights agreement, joint venture agreement or other similar agreement relating to such Person and (e) all resolutions and consents of the shareholders (or similar owners) or the board of directors (or any committee thereof) or similar governing body of such Person.
Other List: shall have the meaning set forth in Section 11.15.
Payment Account: shall have the meaning set forth in Section 15.11.
Payment Date: means any Interest Payment Date or Principal Payment Date.
Payment Distribution: shall have the meaning set forth in Section 15.11.
PBGC: shall have the meaning set forth in Section 9.10.

Permitted Encumbrance: shall have the meaning set forth in Section 12.3.
Person(s): any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof), or other entity.
Plan: means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate or with respect to which any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.
Platform: shall have the meaning set forth in Subsection 16.15.2.
Potential Default: any event, other than an event described in Section 14.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.
Potential Prepayment Trigger Event: any event which with the giving of notice or lapse of time, or both, would become a Prepayment Trigger Event.
Prepayment and Cancellation Notice: shall have the meaning set forth in Section 6.5(b).
Prepayment Trigger Event: shall have the meaning set forth in Section 6.5(b).
Principal Payment Date: shall have the meaning set forth in Section 2.3.
Priority Debt: means, at any time, without duplication, the sum of (a) all then outstanding Debt of Guarantor or any Consolidated Subsidiary of Guarantor secured by any Lien on any property of Guarantor or any Consolidated Subsidiary of Guarantor (other than Debt secured only by Liens permitted under Section 12.3(a) through (k)), plus (b) all Funded Debt of the Consolidated Subsidiaries of Guarantor; provided that any CHS Capital Debt in an aggregate amount not to exceed U.S.$500,000,000 secured by any Lien on any CHS Capital Loan Asset will not be deemed to constitute Priority Debt.
Products: means, collectively, agricultural products, including but not limited to soybeans, corn, wheat, soybean meal, oil seeds, ethanol and fertilizers and their byproducts or any other products agreed in writing by the Administrative Agent, acting on instructions of the Required Lenders.
Prohibited Transaction: means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.
Promissory Note: means the promissory note issued by the Borrower to the Administrative Agent for the benefit of the Syndication Parties, substantially in the form of Exhibit 10.2.3.

Purchase Price: means the invoice price for any shipment of Products pursuant to an Export Contract.
Rate Determination Notice: shall have the meaning set forth in Section 5.2.
Related Parties: means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
Replacement Lender: shall have the meaning set forth in Section 15.31.
Reportable Event: means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.
Requested Advance: shall mean the amount of the Advance requested by Borrower in any Borrowing Notice.
Required Lenders: shall mean Syndication Parties whose aggregate Individual Commitments constitute more than fifty percent (50.0%) of the Commitment. The determination of Required Lenders shall be adjusted pursuant to Section 15.4 in the case of a Delinquent Syndication Party and pursuant to Section 15.31 in the case of a Defaulting Syndication Party.
Required License: shall have the meaning set forth in Section 9.9.
Sanctions: means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
SDN List: shall have the meaning set forth in Section 11.15.
Senior Unsecured Debt: shall mean debt that (i) does not rank junior or subordinate in right of payment to any other obligation; and (ii) that is not secured by any Lien over or in respect of any asset or property of any Person.
Solvent: shall mean, when used with respect to any Person, as of any date of determination, that (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Subsidiaries, on a consolidated basis, (ii) the capital of such Person and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business, taken as a whole, as contemplated on such date of determination, and (iii) such Person and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts, including current obligations, beyond their ability to pay such debts as they become due and mature in the ordinary course of business (provided, that as used in this definition, the amount of any contingent liability shall be the amount that, in light of all of the facts and circumstances existing as of such date of determination, represents the amount that can reasonably be expected to become an actual or matured liability, as determined reasonably and in good faith by such Person).

Shipping Documents: means, with respect to each Export, the bill of lading, the export registration, declaration or similar document, the invoice, payment draft or payment order and any other document furnished or required to be furnished in connection with the delivery of such Export or the collection of proceeds thereof.
Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity, with respect to which such Person, (i) directly or indirectly owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Guarantor’s Subsidiaries owned as of the Closing Date are set forth on Exhibit 1B hereto.
Substitute Basis: shall have the meaning set forth in Section 5.2.
Successor Agent: such Person as may be appointed as successor to the rights and duties of the Administrative Agent as provided in Section 15.22 of this Credit Agreement.
Swap Contract: means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
Syndication Acquisition Agreement: shall have the meaning set forth in Section 15.27.
Syndication Interest: shall have the meaning set forth in Section 15.1.
Syndication Parties: shall mean those entities listed on Schedule 1 hereto as having an Individual Commitment and such Persons as shall from time to time execute (a) a Syndication Acquisition Agreement substantially in the form of Exhibit 15.27 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 15.27 hereof, and to become a Syndication Party hereunder.
Syndication Party Advance Date: shall have the meaning set forth in Section 15.2.

Term Loan Credit Agreement: shall mean that certain Credit Agreement (10 Year Term Loan) dated as of December 12, 2007 by and between Guarantor and CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties set forth on the signature pages thereto, as amended from time to time.
Transfer: shall have the meaning set forth in Section 15.27.
2013 Credit Agreement (5-Year Revolving Loan): means that certain 2013 Credit Agreement (5-Year Revolving Loan), dated as of June 26, 2013, by and between Guarantor and CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties party thereto, as amended, supplemented or otherwise modified from time to time.
USA Patriot Act: shall have the meaning set forth in Subsection 9.24.2.
US Tax Obligor: means an Obligor some or all of whose payments under a Loan Document are from sources within the United States for U.S. federal income tax purposes.
Wholly Owned Subsidiary: means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of Guarantor and Guarantor’s other Wholly Owned Subsidiaries at such time.
ARTICLE 2. FACILITY
2.1    Facility Advance. On the terms and conditions set forth in this Credit Agreement, and so long as no Acceleration Event has occurred (or if an Acceleration Event has occurred or would occur after giving effect to the proposed Advance, it has been waived in writing by the Administrative Agent pursuant to the provisions of Section 15.10 hereof), each of the Syndication Parties severally agrees to advance funds to the Borrower under the Facility (each an “Advance”) upon receipt of a Funding Notice from time to time during the Availability Period, subject to the following limits:
2.1.1    Individual Syndication Party Commitment. No Syndication Party shall be required or permitted to make an Advance which would exceed its Individual Lending Capacity as in effect at the time of the Administrative Agent’s receipt of the Borrowing Notice requesting such Advance.
2.1.2    Individual Syndication Party Pro Rata Share. No Syndication Party shall be required or permitted to fund an Advance in excess of an amount equal to its Individual Pro Rata Share multiplied by the amount of the Requested Advance. Each Syndication Party agrees to fund its Individual Pro Rata Share of each Advance.

2.2    Commitment. Borrower shall not be entitled to request an Advance in an amount which, when added to the aggregate Individual Outstanding Obligations of all Syndication Parties, would exceed the Commitment.
2.3    Borrowing Notice. Borrower shall give the Administrative Agent prior written notice by facsimile or electronic mail (effective upon receipt) of each request for an Advance on or before 11:00 A.M. (London time) at least three (3) Banking Days prior to the date of making such Advance. Each notice must be in substantially the form of Exhibit 2.3 hereto (“Borrowing Notice”) and must specify (v) the amount of such Advance (which must be a minimum of U.S.$10,000,000 and in incremental multiples of U.S.$1,000,000), (w) the proposed date of making such Advance, (x) the duration of the initial LIBO Rate Period applicable thereto (which shall be a period of one, two, three or six months), (y) the date on which the Advance will be repaid, which shall not be after the earlier of: (i) the date which is 360 calendar days after the Advance Date relating to such Advance, and (ii) the Maturity Date (such selected date, the “Principal Payment Date”) and (z) the Export Contract(s) associated with the Advance, together with a true, correct and complete copy thereto. The Administrative Agent shall, on or before 5:00 P.M. (London time) of the same Banking Day, notify each Syndication Party (“Funding Notice”) of its receipt of each such Borrowing Notice and the amount of such Syndication Party’s Funding Share thereunder. Not later than 3:00 P.M. (London time) on the date of an Advance, each Syndication Party will make available to the Administrative Agent to the Administrative Agent’s Account, in immediately available funds in Dollars, such Syndication Party’s Funding Share of such Advance. After the Administrative Agent’s receipt of such funds, but (if so received) not later than 3:00 P.M. (London time) on such Banking Day (or if not so received by such time, promptly following receipt thereof), and upon fulfillment of the applicable conditions set forth in Article 10 hereof, the Administrative Agent will make such Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.
2.4    Promise to Pay; Promissory Note. (a) The Facility shall be evidenced by a single Promissory Note, executed by the Borrower, as issuer, and delivered to the Administrative Agent for the benefit of the Syndication Parties on or before the Closing Date, appropriately completed and satisfying the requirements of Section 10.1.2.
(b)    Following the Maturity Date and upon discharge of all obligations of the Borrower under an Advance evidenced by a Promissory Note, at the request of the Borrower, the Administrative Agent shall cancel such Promissory Note and promptly return it to the Borrower.
2.5    Syndication Party Records. Each Syndication Party shall record on its books and records the amount of each Advance made by it hereunder, the rate and LIBO Rate Period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Syndication Party’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay as principal more than the principal amount of the Advances funded by such Syndication Party.
2.6    Use of Proceeds. The proceeds of the Advances will be used by Borrower to fund costs of producing and selling Products and for other working capital and other general corporate purposes. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors as now and from time to time hereafter in effect or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.
2.7    Syndication Party Funding Failure. The failure of any Syndication Party to fund its Funding Share of any Requested Advance or risk participation to be made by it on the date specified for such Advance shall not relieve any other Syndication Party of its obligation (if any) to fund its Funding Share of any Advance or risk participation on such date, but no Syndication Party shall be responsible for the failure of any other Syndication Party to make any Advance or risk participation to be made by such other Syndication Party.
2.8    Reduction of Commitment. Borrower may, by written facsimile or electronic mail notice to the Administrative Agent on or before 5:00 P.M. (London time) on any Banking Day, irrevocably reduce the Commitment; provided that (a) such reduction must be a minimum of U.S.$10,000,000 and in increments of U.S.$1,000,000, and (b) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (i) the aggregate amount of the Individual Outstanding Obligations of all Syndication Parties does not exceed the reduced Commitment on the date of such reduction, and (ii) the Individual Outstanding Obligations owing to any Syndication Party do not exceed the Individual Commitment of that Syndication Party (after reduction thereof in accordance with the following sentence). In the event the Commitment is reduced as provided in the preceding sentence, then the Individual Commitment of each Syndication Party shall be reduced in the same proportion as the Individual Commitment of such Syndication Party bears to the Commitment before such reduction.
ARTICLE 3. [INTENTIONALLY OMITTED]
ARTICLE 4. [INTENTIONALLY OMITTED]
ARTICLE 5. INTEREST; FEES; AND MARGINS

5.1    Interest. All outstanding principal balances owing hereunder for Advances shall bear interest for the period from (and including) the date such Advance is made to (but excluding) the date such Advance is repaid in full (a) at a rate per annum equal to the LIBO Rate plus the Margin for the LIBO Rate Period in effect for such Advance or (b) at an Alternate Rate pursuant to Section 5.2.
5.2    Alternate Rate of Interest. If prior to the commencement of any LIBO Rate Period for any amounts outstanding hereunder, or for any new Advances, the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such LIBO Rate Period, or if the Administrative Agent is notified by Syndication Parties representing at least 35% of the Commitment that the LIBO Rate does not reflect the actual cost to such Syndication Parties of funding and maintaining their respective Advances for such LIBO Rate Period, then the Administrative Agent shall give notice (the "Rate Determination Notice") thereof to the Borrower and the Syndication Parties by telephone or telecopy as promptly as practicable thereafter, and any outstanding or new Advances will accrue interest at an alternate rate of interest (the "Alternate Rate"), determined as follows:
5.2.1    during the 30-day period next succeeding the date of delivery of such Rate Determination Notice (the "Negotiation Period"), the Administrative Agent (in consultation with the Syndication Parties) and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the "Substitute Basis") for determining the rate of interest to be applicable to the Advances or amounts for such LIBO Rate Period, as the case may be;
5.2.2    if, at the expiry of the Negotiation Period, the Syndication Parties and the Borrower have agreed upon a Substitute Basis and the Administrative Agent has received confirmation from its New York and Brazilian counsel that such Substitute Basis has received all necessary governmental approvals and consents, if any, then the Advances will accrue interest at a rate per annum equal to the Substitute Basis in effect from time to time plus the Margin until the circumstances giving rise to such Rate Determination Notice have ceased to apply and such substitute rate shall be retroactive to, and take effect from, the beginning of such LIBO Rate Period;
5.2.3    if, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon as aforesaid or the Administrative Agent shall not have received the above-mentioned confirmation as to requisite governmental approvals or consents (a) the Administrative Agent shall forthwith notify the Borrower and each Syndication Party of such failure to agree or to receive such confirmation and, within five (5) Banking Days after receipt of such notice (or as soon thereafter as practicable), each such

Syndication Party shall notify the Borrower through the Administrative Agent of the actual cost to such Syndication Party (as reasonably determined by it in good faith) of funding and maintaining its respective Advances for such LIBO Rate Period and (b) the interest payable to such Syndication Party on such Advances or amount for such LIBO Rate Period shall be a rate per annum equal to the Margin above the cost to such Syndication Party of funding and maintaining such Advances or amount for such LIBO Rate Period as so notified by such Syndication Party; provided, however, that following the determination of the interest rate payable to this Subsection 5.2.3 and for so long as such interest rate is in effect, the Borrower shall have the right (but not the obligation) (i) to prepay in whole (but not in part), without premium or penalty (but subject always to Section 6.7) the Advances then outstanding, together with accrued and unpaid interest thereon and all other amounts payable hereunder in connection with or as a result of such prepayment and (ii) to not borrow undisbursed amounts with respect to which a Borrowing Notice has been issued; and
5.2.4    the procedures specified in Subsections 5.2.1, 5.2.2. and 5.2.3 above shall apply to each LIBO Rate Period following the first such period to which such procedures were applied unless and until the Administrative Agent shall determine in consultation with the Required Lenders that the circumstances giving rise to such Rate Determination Notice no longer exist and so notifies the Borrower and the Syndication Parties (which notice shall be given as promptly as reasonably practicable upon such determination), whereupon interest on the Advances or amounts shall again be determined in accordance with the provisions of Section 5.1 commencing on the first day next succeeding the date of such notice during such LIBO Rate Period.
5.3    Default Interest Rate. All past due payments on Advances or on any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.
5.4    Interest Calculation. Interest on all Advances shall be calculated on the actual number of days the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days. In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.
5.5    Fees. Subject to Section 15.29, Borrower shall pay or cause to be paid a non-refundable fee (“Commitment Fee”) calculated in arrears as of the end of each of Borrower’s Fiscal Quarters following the Closing Date, until the Advances are paid in full and the Syndication Parties have no further obligation to make an

Advance. The Commitment Fee for each such period shall be equal to (a) the average daily unused portion of the Commitment during such period, (b) multiplied by the average daily Commitment Fee Factor in effect during such period, as converted to a daily rate using a year of 360 days, (c) with the product thereof being further multiplied by the number of days in such period. The Commitment Fee shall be payable to the Administrative Agent in arrears on the Banking Day coinciding with, or immediately preceding the close of each such Fiscal Quarter and on the Maturity Date, for distribution to each Syndication Party in the ratio that its Individual Commitment bears to the Commitment as calculated by the Administrative Agent on the last day of each such period.
5.6    Margin; Commitment Fee Factor. The determination of the Margin and the Commitment Fee Factor will be (i) made effective five (5) Banking Days after the Administrative Agent receives each Compliance Certificate based on the most recent financial statements of the Guarantor and (ii) determined, subject to this Section 5.6. as set forth in the most recent Compliance Certificate received pursuant to Sections 11.2.1 or 11.2.2; however, no adjustments will be made to the LIBO Rate applicable to Advances then outstanding until the end of their then current LIBO Period. The Administrative Agent shall send notice of any change in the Margin or Commitment Fee Factor to the Obligors and the Syndication Parties; provided that failure to give such notice shall not affect the validity of such change. If at any time within one year of any date of determination of the ratio of Consolidated Funded Debt to Consolidated Cash Flow for purposes of calculating the Margin and Commitment Fee Factor, as a result of any restatement of or other adjustment to the financial statements of Guarantor or for any other reason, (i) the ratio of Consolidated Funded Debt to Consolidated Cash Flow as calculated by the Guarantor as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Consolidated Funded Debt to Consolidated Cash Flow would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of each Syndication Party promptly, and in any event within five (5) Banking Days, on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. Upon the occurrence of such event, the Administrative Agent shall send notice of such adjustment to the Borrower and the Syndication Parties; provided that failure to give such notice shall not affect the validity of such adjustment.
ARTICLE 6. PAYMENTS; FUNDING LOSSES
6.1    Principal Payments. Principal on each Advance shall be payable on or prior to its Principal Payment Date; provided further that prepayments may be made only as provided in Section 6.5 hereof. Without limiting in any respect the Borrower’s payment or repayment obligations hereunder, the primary mechanism for repayment of principal hereunder shall be the use of the proceeds of Exports paid directly by the Eligible Off-Takers to the Collection Account (as instructed by the Borrower) prior to the Principal Payment Date for the relevant Advance.
6.2    Interest Payments. Interest on each Advance shall be payable on (a) each Interest Payment Date applicable to such Advance, (b) the date of any prepayment of such Advance, on the amount prepaid, and (c) the Principal Payment Date for such Advance. Without limiting in any respect the Borrower’s payment or repayment obligations hereunder, the payment of interest hereunder shall preferably (but not necessarily) be made by means of the use of the proceeds of Exports paid directly by the Eligible Off-Takers to the Collection Account (as instructed by the Borrower) prior to the relevant Interest Payment Date for the relevant Advance.
6.3    Application of Principal Payments. On each Principal Payment Date or any other date on which any payment is due hereunder, the Borrower hereby instructs the Administrative Agent to apply amounts on deposit in the Collection Account towards the payment of the Borrower's obligations hereunder. If at any time insufficient funds are received by and available to the Administrative Agent (whether deriving from amounts on deposit in the Collection Account, resulting from the enforcement of the Loan Documents or otherwise) to pay fully the obligations due hereunder, such funds shall be applied in the following order of priority:
6.3.1    First, to the payment of any fees and expenses then due and payable under the Loan Documents;
6.3.2    Second, to the payment of any interest then due and payable hereunder;
6.3.3    Third, to the repayment of the outstanding principal amount of the Advance then due and payable; and
6.3.4    Fourth, to the payment of any other amount then due and payable hereunder.
6.4    Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement and the other Loan Documents shall be made to the Administrative Agent in Dollars in immediately available federal funds, to be received no later than 1:00 P.M. (London time) of the date on which such payment is due (or the following Banking Day if such date is not a Banking Day) by wire transfer to the Administrative Agent’s Account (or to such other account as the Administrative Agent may designate by notice).
6.4.1    Payments to Be Free and Clear. All sums payable by any Obligor under this Credit Agreement and the other Loan Documents shall be paid without setoff or counterclaim and free and clear of, and without any deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within Brazil, the United States of America or any political subdivision in or of Brazil or the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Obligor or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment (excluding (i) taxes imposed on or measured by the net income or net profits of the recipient of such payment, and franchise taxes imposed in lieu thereof or (ii) any taxes imposed pursuant to FATCA).
6.4.2    Grossing-up of Payments. If any Obligor or any other Person is required by law to make any deduction or withholding on account of any tax resulting from any sum paid or payable by such Obligor to the Administrative Agent or any Syndication Party under any of the Loan Documents:
(a)    such Obligor shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Obligor becomes aware of it;
(b)    such Obligor shall pay any such tax when such tax is due, such payment to be made (if the liability to pay is imposed on an Obligor) for its own account or (if that liability is imposed on the Administrative Agent or such Syndication Party, as the case may be) on behalf of and in the name of the Administrative Agent or such Syndication Party;
(c)    the sum payable by such Obligor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Syndication Party, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and
(d)    within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any tax which it is required by clause (b) above to pay, Obligor shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Syndication Party under clause (c) above except to the extent that any change after the date on which such Syndication Party became a Syndication Party in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Syndication Party became a Syndication Party, in respect of payments to such Syndication Party.
6.5    Prepayments.
(a)    Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Advances at any time in integral multiples of U.S.$1,000,000 (or the entire outstanding balance, if less) and subject to a U.S.$5,000,000 minimum prepayment on Advances (or the entire outstanding balance, if less), on any Banking Day; provided that in the event of prepayment of any Advance (including payments pursuant to this Section 6.5(a), Section 2.8 or Section 6.7 hereof) or on account of acceleration (i) Borrower must provide three (3) Banking Days’ notice to the Administrative Agent prior to making such prepayment, and (ii) Borrower must, at the time of making such prepayment, pay all accrued but unpaid interest and all Funding Losses applicable to such prepayment. Principal amounts prepaid pursuant to this Section 6.5(a) may be reborrowed under the terms and conditions of this Credit Agreement.
(b)    Mandatory Prepayment. If any of the following events or circumstances occurs (each, a “Prepayment Trigger Event”):
(i)    any representation or warranty of the Borrower set forth in any Loan Document, any Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by the Borrower;
(ii)    failure of the Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure by Borrower will be deemed to be a Prepayment Trigger Event hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least U.S.$5,000,000;
(iii)    entry of (i) one or more judgments in an aggregate amount in excess of U.S.$5,000,000 against the Borrower, in each case not stayed, discharged or paid within thirty (30) days after entry or (ii) any non-monetary judgment, order, decree, award, settlement or agreement to settle (including any relating to any arbitration) is rendered against or agreed by the Borrower that (in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect;
(iv)    performance by the Borrower of any of its obligations under any Loan Document shall become unlawful;
(v)    any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the Property of the Borrower (either with or without payment of compensation); or (ii) take any other action that: (A) in the aggregate, has had or could reasonably be expected to prevent or materially delay the performance or observance by the Borrower of its obligations under the Loan Documents, including moratorium or foreign exchange control or similar regulations or (B) could reasonably be expected to prevent the Borrower from exercising normal control over all or any substantial part of its Property;
(vi)    failure of the Borrower to comply with the covenants, promises, conditions or provisions of Sections 11.2, 11.9, 11.10, 11.15, 11.16, 11.18, 11.19 or Article 12 (excluding Section 12.8) of this Credit Agreement; or
(vii)    failure of the Borrower to comply with any provision of this Credit Agreement or the other Loan Documents, and the failure to perform such obligation is not referred to elsewhere in this Section 6.5(b) or in Section 14.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower's own discovery or through notice from the Administrative Agent;
then without prejudice of the other provisions set forth herein, including under Article 14, the Administrative Agent, at the direction of the Required Lenders, shall have the right to send a prepayment and cancellation notice ("Prepayment and Cancellation Notice") to the Obligors and the Obligors shall be required, within five (5) Banking Days of the delivery of such Prepayment and Cancellation Notice, to prepay all outstanding Advances together with such other amounts that are due and payable (without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors) and which are outstanding as at such date, including all accrued but unpaid interest and all Funding Losses applicable to such prepayment and (2) upon delivery of such Prepayment and Cancellation Notice pursuant to this Section 6.5(b), the rights of the Borrower to any Advances shall be immediately cancelled.
6.6    Distribution of Principal and Interest Payments. Principal and interest payments on Advances shall be remitted to the Syndication Parties in the ratio in which they funded the Advance to which such payments are applied.
6.7    Funding Losses. Borrower will indemnify each Syndication Party against any Funding Losses that such Syndication Party may sustain or incur as a consequence of any event (other than a default by such Syndication Party in the performance of its obligations hereunder) which results in (a) such Syndication Party receiving any amount on account of the principal of any Advance prior to the last day of the LIBO Rate Period in effect therefor, or (b) any Advance to be made or continued by such Syndication Party not being made or continued after notice thereof shall have been given by Borrower. “Funding Losses” shall be determined on an individual Syndication Party basis as the amount which would result in such Syndication Party being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Syndication Party to fund or maintain an Advance) incurred by such Syndication Party as a result of such payment (regardless of whether the Syndication Party actually funded with such deposits). In the event of any such payment, each Syndication Party which had funded the Advance being paid shall, promptly after being notified of such payment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile or electronic mail setting forth the amount of attributable Funding Losses. The Administrative Agent shall notify Borrower orally or in writing of the amount of such Funding Losses. A determination by a Syndication Party as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.
6.8    Illegality. Notwithstanding any other provision of this Credit Agreement, in the event that, on or after the date of this Credit Agreement, it becomes unlawful for any Syndication Party to honor its obligation to make, maintain or fund its advances hereunder, then such Syndication Party shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Syndication Party's obligation to maintain or fund its Advances shall be suspended until such Syndication Party shall so notify the Borrower (with a copy to the Administrative Agent) that the circumstances giving rise to such suspension no longer exist. If such Syndication Party shall determine in good faith that it may not lawfully continue to maintain or fund its Advances, the Borrower shall, upon the request of such Syndication Party, prepay the outstanding amount of such Syndication Party's Advances, together with accrued interest thereon and all other amounts payable hereunder, on such last day of such LIBO Rate Period; provided, however, that if such Syndication Party certifies to the Borrower that earlier prepayment is required in order to enable such Syndication Party to comply with the relevant law, rule or regulation or change therein and specifies an earlier date for the prepayment, the Borrower shall make the prepayment on the date so specified by such Syndication Party.
ARTICLE 7. [INTENTIONALLY OMITTED]
ARTICLE 8. [INTENTIONALLY OMITTED]
ARTICLE 9. REPRESENTATIONS AND WARRANTIES

To induce the Syndication Parties to make the Advances, and recognizing that the Syndication Parties and the Administrative Agent are relying thereon, the Obligors, jointly and severally, on the Closing Date, on each Advance Date and on each Interest Payment Date, represent and warrant as follows:
9.1    Organization, Good Standing, Etc. Each Obligor and each Subsidiary of each Obligor: (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization; (b) in the case of the Borrower, it is a limited liability company under the laws of Brazil, and in the case of the Guarantor, qualifies as a cooperative corporation under the laws of its state of incorporation; (c) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (d) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party.
9.2    Corporate Authority, Due Authorization; Consents. Each Obligor has taken all corporate action necessary to execute, deliver and perform its obligations under the Loan Documents to which it is a party. All consents or approvals of any Person which are necessary for, or are required as a condition of each Obligor’s execution, delivery and performance of or admissibility into evidence of this Credit Agreement and under the Loan Documents, have been obtained.
9.3    Litigation. Except as described in Exhibit 9.3 hereto, there are no pending legal or governmental actions, proceedings or investigations to which any Obligor or any Subsidiary of an Obligor is a party or to which any property of any Obligor or any Subsidiary of an Obligor is subject which might reasonably be expected to result in any Material Adverse Effect and, to each Obligor’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.
9.4    No Violations. The execution, delivery and performance of its obligations under the Loan Documents will not: (a) violate any provision of any Obligor’s Organizational Documents, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on any Obligor or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required

License or any federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws.
9.5    Binding Agreement. Each of the Loan Documents to which any Obligor is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting creditors’ rights generally and by general principles of equity.
9.6    Compliance with Laws. Each Obligor and each Subsidiary of an Obligor are in compliance with all Applicable Laws, with respect to which noncompliance could reasonably be expected to result in a Material Adverse Effect.
9.7    Principal Place of Business; Place of Organization. The Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 11.1 hereof are kept, is located at Avenida Doutor Cardoso de Melo, no. 1,308, 5th and 6th floors, 04548-004, São Paulo, State of São Paulo, Brazil. The Guarantor’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 11.1 hereof are kept, is located at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077. Guarantor is a cooperative corporation formed under the laws of the State of Minnesota.
9.8    Tax Status. Except as shown on Exhibit 9.8 hereto, each Obligor and each Subsidiary thereof has filed all required federal, state and local tax returns and has paid all taxes as shown on such returns as they have become due, and has paid when due all other taxes, assessments or impositions levied or assessed against any Obligor or any Subsidiary thereof, or their business or properties, except where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Exhibit 9.8 specifically indicates all such taxes, if any, which are subject to a Good Faith Contest. No Obligor is an FFI and the Borrower is not a U.S. Tax Obligor.
9.9    Licenses and Approvals. Each Obligor and each Subsidiary thereof has ownership of, or license to use, or have been issued, all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to the Obligors’ knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of an Obligor’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which any Obligor is a party except such as have been obtained and are in full force and effect, except for the obtaining of the appropriate export licenses by the Borrower for the shipment of Products.
9.10    Employee Benefit Plans. Exhibit 9.10 sets forth as of the Closing Date a true and complete list of each Obligor Benefit Plan that is maintained by any Obligor or any of its Subsidiaries or in which any Obligor or any of their Subsidiaries participates or to which any Obligor or any of their Subsidiaries is obligated to contribute, in each case as of the Closing Date. Each Obligor Benefit Plan is in compliance in all material respects with all requirements of law applicable thereto (including, without limitation, any applicable requirement under the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”)), and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority.
9.11    Equity Investments. No Obligor owns any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at U.S.$5,000,000 or more, other than as set forth on Exhibit 9.11.
9.12    Title to Real and Personal Property. Each Obligor and each Subsidiary thereof has good and marketable title to, or valid leasehold interests in, all of its material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of each Obligor and its Subsidiaries referred to in Section 9.13 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for defects in title and encumbrances which could not reasonably be expected to result in a Material Adverse Effect; and none of the properties of any Obligor or any Consolidated Subsidiary thereof are subject to any Lien, except as permitted by Section 12.3 hereof. All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of each Obligor and each Subsidiary thereof which constitute Material Agreements are in full force and effect and afford such Obligor or such Subsidiary peaceful and undisturbed possession of the subject matter thereof.
9.13    Financial Statements. (a) The consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2010, 2011 and 2012, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Years then ended, and the accompanying footnotes, together with the unqualified opinion thereon of PricewaterhouseCoopers LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Syndication Parties, fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of the consolidated operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied; (b) the consolidated balance sheets of Guarantor and its Subsidiaries as of August 31, 2010, 2011 and 2012, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Years then ended, and the accompanying footnotes, together with the unqualified opinion thereon, dated November 7, 2012 of PricewaterhouseCoopers LLP, independent certified public accountants, copies of which have been furnished to the Administrative Agent and the Syndication Parties, fairly present in all material respects the consolidated financial condition of Guarantor and its Subsidiaries as at such dates and the results of the consolidated operations of Guarantor and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied; and (c) since the date of its respective financial statements described in clauses (a) or (b) above, there has been no material adverse change in the financial condition, results of operations, business or prospects of any Obligor or any of its Subsidiaries. As of the Closing Date, there are no liabilities of any Obligor or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of such Obligor and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since the date of its respective financial statements described in clauses (a) or (b) above. No information, exhibit, or report furnished by any Obligor or any of its Subsidiaries to the Administrative Agent or the Syndication Parties in connection with the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Administrative Agent and/or the Syndication Parties.
9.14    Environmental Compliance. Except as set forth on Exhibit 9.14 hereto, each Obligor and each Subsidiary thereof has obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Exhibit 9.14 hereto, each Obligor and each Subsidiary thereof is in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
9.15    Fiscal Year. Each fiscal year of (a) the Guarantor begins on September 1 of each calendar year and ends on August 31 of the following calendar year and (b) the Borrower begins on January 1 of each calendar year and ends on December 31 of the same calendar year, unless the Borrower has changed its fiscal year to one beginning on September 1 of each calendar year and ending on August 31 of the following calendar year with five (5) Business Days' prior notice to the Administrative Agent.
9.16    Material Agreements. Neither Obligor nor, to the Obligors’ knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.
9.17    Regulations U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
9.18    Trademarks, Tradenames, etc. Each Obligor owns or licenses all patents, trademarks, trade names, service marks and copyrights (collectively, “Intellectual Property”) that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Intellectual Property is in full force and effect, and each Obligor has taken or caused to be taken all actions necessary to maintain the Intellectual Property in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property being revoked, invalidated, modified, or limited.
9.19    No Default on Outstanding Judgments or Orders. Each Obligor and each of its Subsidiaries has satisfied all judgments and each Obligor and each of its Subsidiaries is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
9.20    No Default in Other Agreements. Neither Obligor nor any Subsidiary of an Obligor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Neither Obligor nor any Subsidiary thereof is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
9.21    Acts of God. Neither the business nor the properties of any Obligor or any Subsidiary thereof is currently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
9.22    Governmental Regulation. Neither Obligor nor any Subsidiary thereof is subject to regulation under the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.
9.23    Labor Matters and Labor Agreements. Except as set forth in Exhibit 9.23 hereto: (a) As of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of any Obligor or any Subsidiary thereof the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time. (b) There is no organizing activity involving any Obligor pending or, to any Obligor’s knowledge, threatened by any labor union or group of employees. (c) There are, to each Obligor’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of any Obligor has made a pending demand for recognition. (d) There are no complaints or charges against any Obligor pending or, to any Obligor’s knowledge, threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Obligor of any individual. (e) There are no strikes or other labor disputes against any Obligor that are pending or, to each Obligor’s knowledge, threatened. (f) Hours worked by and payment made to employees of any Obligor or any Subsidiary of an Obligor have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other Applicable Law dealing with such matters. The representations made in clauses (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.24    OFAC; Anti-Terrorism Laws.
9.24.1    Neither any Obligor, nor any of its Subsidiaries nor, to the knowledge of the Obligors, any other Related Party of any Obligor, (i) is currently the subject of any Sanction, (ii) is located, organized or resident in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or resident in any Designated Jurisdiction. Neither any Advance, nor the proceeds from any Advance, has been used or will be used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or resident in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any Person (including any Syndication Party, any Joint Lead Arranger or the Administrative Agent) becoming subject to any Sanctions.
9.24.2    Neither any Obligor, any of its Subsidiaries nor, to the knowledge of the Obligors, any of its Affiliates is in violation of, or the subject of any claim, action, suit, proceeding or investigation against it with respect to, any Law relating to terrorism or money laundering (“Anti-Terrorism Laws”) or any Sanctions, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), the Trading with the Enemy Act (12 U.S.C. §95), the International Emergency Economic Powers Act (50 U.S.C. §1701-1707) and any Law relating to restrictive measures against the Islamic Republic of Iran and its Persons.
9.24.3    Neither any Obligor, any of its Subsidiaries nor, to the knowledge of the Obligors, any of its Affiliates or broker or other agent of any Obligor or any of its Subsidiaries acting or benefiting in any capacity in connection with the Advances is any of the following:
(a)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(b)    a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(c)    a Person or entity with which any Syndication Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)    a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
9.24.4    Neither any Obligor, any of its Subsidiaries nor, to the knowledge of the Obligors, any broker or other agent of any Obligor acting in any capacity in connection with the Advances (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
9.25    Disclosure. The representations and warranties contained in this Article 9 and in the other Loan Documents or in any financial statements or other information provided to the Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions.
9.26    No Change. Since August 31, 2012, no Material Adverse Effect has occurred.
9.27    Insurance. Each Obligor and its Subsidiaries maintain insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles and self insurance retention levels) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated.
9.28    Rank of Debt. The obligations evidenced by each Loan Document are and will at all times be direct and unconditional general obligations of the Obligors and rank and will at all times rank in right of payment and otherwise at least pari passu with all other Senior Unsecured Debt of each Obligor, whether now existing or hereafter outstanding.
9.29    Solvency. Each Obligor is and, after giving effect to the consummation of the transactions contemplated in the Loan Documents, will be Solvent as of the Closing Date.
9.30    FCPA. None of the Obligors, any Subsidiary thereof or, to the knowledge of any Obligor, any director, officer, agent, employee or Affiliate of any Obligor or any Subsidiary thereof is aware of or has taken any action, directly or indirectly, that would result in a violation by such person of the U.S. Foreign Corrupt

Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), Brazilian anti-corruption laws or the equivalent laws of other applicable jurisdictions, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorize of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, Brazilian anti-corruption laws or the equivalent laws of other applicable jurisdictions; and each Obligor, its Subsidiaries and, to the knowledge of each Obligor, its Affiliates have conducted their business in compliance with FCPA, Brazilian anti-corruption laws or the equivalent laws of other applicable jurisdictions and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
9.31    Commercial Activity; Absence of Immunity. Each Obligor is subject to civil and commercial law with respect to its obligations under this Credit Agreement, and each other Loan Document to which it is a party. The execution, delivery and performance by each Obligor of this Credit Agreement and each other Loan Document to which it is a party constitute private and commercial acts rather than public or governmental acts. No Obligor nor any property of any Obligor is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to its obligations under this Credit Agreement or any of the other Loan Documents to which it is a party.
9.32    No Default. As of the date hereof, and after giving effect to the Advances, no Acceleration Event will have occurred and be continuing.
ARTICLE 10. CONDITIONS TO CLOSING AND ADVANCES
10.1    Conditions to Closing. The obligation of the Syndication Parties to make any Advances hereunder is subject to satisfaction, in the sole discretion of the Administrative Agent, of each of the following conditions precedent:
10.1.1    Loan Documents. The Administrative Agent shall have received duly executed originals of the Loan Documents.
10.1.2    Promissory Note. Borrower shall have executed the Promissory Note duly completed, issued to the Administrative Agent in the stated maximum principal amount equal to 105% of the Commitment.
10.1.3    Approvals. The Administrative Agent shall have received evidence satisfactory to it of all consents, reports, registrations, filings and approvals of Governmental Authorities and third parties which are with respect to each Obligor, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party.
10.1.4    Organizational Documents. The Administrative Agent shall have received: (a) a copy of the Organizational Documents (excluding joint venture agreements and resolutions or consents of the owners or board of directors or any committee) of the Borrower, certified as true and complete by the Secretary or Assistant Secretary or other equivalent officer of Borrower; (b) a good standing certificate, dated no more than thirty (30) days prior to the Closing Date, for Guarantor for its state of incorporation; and (c) a copy of the Organizational Documents (excluding joint venture agreements and resolutions or consents of the owners or board of directors or any committee) of Guarantor (and any amendments thereto) certified by the Secretary of State of its state of organization in the case of the articles of incorporation and by the Secretary or Assistant Secretary or other equivalent officer of the Guarantor in the case of the other Organizational Documents.
10.1.5    Evidence of Corporate Action. The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent: (a) documents evidencing all corporate action taken by each Obligor to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary of each Obligor; and (b) a certificate of the Secretary or Assistant Secretary of each Obligor, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.
10.1.6    Evidence of Insurance. Each Obligor shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all insurance required to be maintained by it under the Loan Documents.
10.1.7    Appointment of Agent for Service. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that each Obligor has appointed CT Corporation to serve as its agent for service of process at their New York, New York office (presently at 111 Eighth Avenue, New York, NY 10011), and that CT Corporation has accepted such appointment by each Obligor.
10.1.8    No Material Adverse Effect. Since August 31, 2012, no Material Adverse Effect shall have occurred.
10.1.9    Legal Opinions. The Administrative Agent shall have received the following legal opinions, each dated as of the Closing Date, in the English language, addressed to the Administrative Agent and each Syndication Party:
(a)    an opinion of Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Obligors, in the form of Exhibit 4, with customary qualifications and exceptions reasonably acceptable to the Administrative Agent, the Syndication Parties and their counsel (and the Obligors have instructed such counsel to deliver such opinion to the Administrative Agent and the Syndication Parties);
(b)    an opinion of Dorsey & Whitney LLP, special New York counsel to the Obligors in the form of Exhibit 5, with customary qualifications and exceptions reasonably acceptable to the Administrative Agent, the Syndication Parties and their counsel (and the Obligors have instructed such counsel to deliver such opinion to the Administrative Agent and the Syndication Parties);
(c)    an opinion of Santos Neto Advogados, special Brazilian counsel to the Administrative Agent and the Syndication Parties, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Syndication Parties may reasonably request; and
(d)    an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Administrative Agent and the Syndication Parties, covering such matters relating to the transactions contemplated hereby as the Administrative Agent and the Syndication Parties may reasonably request.
10.1.10    Officer’s Certificate. A certificate signed by the chief executive officer of each Obligor, dated as of the Closing Date, substantially in the form of Exhibit 6.
10.1.11    Further Assurances. Each Obligor shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent, that each Obligor is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent and the Syndication Parties may reasonably request.
10.1.12    No Default. As of the Closing Date, no Acceleration Event shall have occurred and be continuing.
10.1.13    Accuracy of Representations and Warranties. Each of the representations and warranties of each Obligor set out in this Credit Agreement and in each of the other Loan Documents shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date hereof and as of the Closing Date as if made on and as of each such date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of each such date.
10.1.14    Documentation Required by Regulatory Authorities. The Syndication Parties shall have received, to the extent requested on or prior to five (5) Banking Days before the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
10.1.15    No Order. There shall not (i) be in effect any statute, regulation, order, decree, judgment or other restraint of any Governmental Authority that makes illegal or enjoins or prevents the consummation of the transactions contemplated hereunder or otherwise could reasonably be expected to have a Material Adverse Effect, or (ii) have been commenced or, to the knowledge of any Obligor, threatened, any action, suit, investigation or proceeding in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
10.1.16    Financial Statements. The Administrative Agent shall have received the financial statements described in Section 9.13 and such financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent. Such financial statements shall not be materially inconsistent with the financial statements or other information previously provided to the Administrative Agent. The Administrative Agent shall have received financial projections in respect of each Obligor through August 31, 2016 in form and substance satisfactory to the Syndication Parties.
10.1.17    Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees set forth in Section 5.5 hereof and any other fees owing to the Administrative Agent or the Syndication Parties which are due on the Closing Date, and all expenses owing pursuant to Section 16.1 hereof.
10.1.18    Taxes. All applicable taxes and stamp duties due and payable, if any, arising in connection with the execution, delivery and performance of this Credit Agreement and the other Loan Documents shall have been paid in full.
10.2    Conditions to Advances. The Syndication Parties’ obligation to fund each Advance is subject to the satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent, as well as those set forth in Section 10.1 hereof, and each request by Borrower for an Advance shall constitute a representation by Borrower, upon which the Administrative Agent may rely, that the conditions set forth in Subsections 10.2.1 and 10.2.2 hereof have been satisfied:
10.2.1    Default. As of the Advance Date, no Acceleration Event shall have occurred and be continuing, and the disbursing of the amount of the Advance requested shall not result in an Acceleration Event.
10.2.2    Representations and Warranties. Each of the representations and warranties of each Obligor set out in this Credit Agreement and in each of the other Loan Documents shall be (i) if such representation and warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification as of the date hereof and as of the date of each Advance as if made on and as of each such date, or (ii) if such representation and warranty is not so qualified, true and correct in all material respects as of the date hereof and as of the date of each Advance as if made on and as of each such date.
10.2.3    Payment of Fees. Each Obligor shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees set forth in Section 5.5 hereof which are then due and payable, including all expenses owing pursuant to Section 16.1 hereof.
10.2.4    Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice as required by Section 2.3, requesting the relevant Advance.
10.2.5    Export Contracts. The Administrative Agent shall have received copies certified by a senior officer which is an authorized signatory of the Borrower of Export Contracts executed with Eligible Off-takers in an aggregate amount sufficient to maintain compliance with Subsection 11.18.7, after giving effect to the proposed Advance.
ARTICLE 11. AFFIRMATIVE COVENANTS
From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make any Advance, the Obligors, jointly and severally, agree that they will observe and comply with the following covenants for the benefit of the Administrative Agent and the Syndication Parties:
11.1    Books and Records. Each Obligor shall at all times keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.
11.2    Reports and Notices. Each Obligor shall provide to the Administrative Agent the following reports, information and notices:

11.2.1    Annual Financial Statements. As soon as available, but in no event later than one hundred and thirty (130) days after the end of any Fiscal Year of each Obligor occurring during the term hereof one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for such Obligor and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers, or other independent public accountants of nationally recognized standing selected by the Obligor and satisfactory to the Administrative Agent. Delivery to the Administrative Agent within the time period specified above of copies of Guarantor’s Annual Report on Form 10-K as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection with respect to the Guarantor if accompanied by the required unqualified accountant’s certification. Such annual financial statements or Form 10-Ks required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by the relevant Obligor’s Chief Financial Officer or other officer of such Obligor acceptable to the Administrative Agent. The Obligors shall be deemed to have complied with this Subsection if such financial statements are delivered to the Administrative Agent by electronic mail, or in the case of the Form 10-K the Administrative Agent is advised by electronic mail that the Form 10-K is available on the EDGAR system, in each case accompanied by an electronic copy of the signed Compliance Certificate.
11.2.2    Quarterly Financial Statements. As soon as available but in no event more than fifty-five (55) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of such Obligor’s Fiscal Year) the following unaudited financial statements or other information concerning the operations of each Obligor and its respective Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Delivery to the Administrative Agent within the time period specified above of copies of Guarantor’s Quarterly Report on Form 10-Q as prepared and filed in accordance with the requirements of the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Subsection with respect to the Guarantor other than clause (d) hereof. Such quarterly financial statements or Form 10-Qs required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by the relevant Obligor’s Chief Financial Officer or other officer of such Obligor acceptable to the Administrative Agent (subject to normal year end adjustments). The Obligors shall be deemed to have complied with this Subsection if such financial statements are delivered to the Administrative Agent by electronic mail, or in the case of the Form 10-Q the Administrative Agent is advised by electronic mail that the Form 10-Q is available on the EDGAR system, in each case accompanied by an electronic copy of the signed Compliance Certificate.
11.2.3    Notice of Acceleration Event. As soon as the existence of any Acceleration Event becomes known to any officer of any Obligor, the Administrative Agent shall receive prompt written notice of such Acceleration Event, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto. Upon request of the Administrative Agent, the Administrative Agent shall receive prompt written confirmation that no Acceleration Event exists.
11.2.4    ERISA Reports. As soon as possible and in any event within twenty (20) days after any Obligor knows or has reason to know that any Prohibited Transaction has occurred with respect to any Obligor Benefit Plan or any Reportable Event has occurred with respect to any Plan or that the PBGC or any Obligor or any Subsidiary thereof or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that any Obligor, any Subsidiary of an Obligor or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of such Obligor’s Chief Financial Officer setting forth details as to such Prohibited Transaction or Reportable Event or Plan termination or withdrawal or reorganization or insolvency and the action such Obligor or such Subsidiary or ERISA Affiliate proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this Subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of any Obligor and/or any Subsidiaries thereof in excess of U.S.$25,000,000.
11.2.5    Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting any Obligor or any Subsidiary thereof which, if determined adversely to any Obligor or any Subsidiary thereof, could reasonably be expected to require (a) the Guarantor or any Subsidiary thereof to have to pay or deliver assets having a value of U.S.$25,000,000 or more or (b) the Borrower or any Subsidiary thereof to have to pay or deliver assets having a value of U.S.$10,000,000 or more, in each case whether or not the claim is covered by insurance, or could reasonably be expected to result in a Material Adverse Effect.

11.2.6    Notice of Material Adverse Effect. Promptly after any Obligor obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted or could reasonably be expected to result in a Material Adverse Effect.
11.2.7    Notice of Environmental Proceedings. Without limiting the provisions of Subsection 11.2.5 hereof, promptly after any Obligor’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require any Obligor or any Subsidiary thereof to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
11.2.8    Regulatory and Other Notices. Promptly after any Obligor’s receipt thereof, copies of any notices or other communications received from any Governmental Authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.
11.2.9    Adverse Action Regarding Required Licenses. As soon as any Obligor learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of any Obligor’s knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, prompt written notice thereof and the relevant Obligor shall contest any such action in a Good Faith Contest.
11.2.10    Budget. Promptly upon becoming available and in any event within thirty (30) days after the beginning of each Fiscal Year, a copy of the Annual Operating Budgets for the next succeeding Fiscal Year and for each Fiscal Year through the Maturity Date approved by Guarantor’s or Borrower's board of directors, as applicable, together with the assumptions and projections on which such budget is based and a copy of forecasts of operations and capital expenditures (including investments) for each Fiscal Year. In addition, if any material changes are made to such budget or projections or forecasts during the year, then Guarantor will furnish copies to the Administrative Agent of any such changes promptly after such changes have been approved.
11.2.11    Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of any Obligor or any Subsidiary of an Obligor as the

Administrative Agent or any Syndication Party may from time to time reasonably request.
11.3    Maintenance of Existence and Qualification. Each Obligor shall, and shall cause each of its Subsidiaries to, maintain its corporate existence in good standing under the laws of its state of organization. Each Obligor shall, and shall cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect. Except as expressly required by Applicable Law, no Obligor shall (a) amend, modify or otherwise change any of its Organizational Documents in any way that could reasonably be expected to have an adverse effect to the interests of the Syndication Parties hereunder or under any other Loan Document without the prior written consent of the Required Lenders or (b) make or permit any material change in its accounting policies or reporting practices except as required by a change in GAAP or by Brazilian laws or accounting rules.
11.4    Compliance with Legal Requirements and Agreements. Each Obligor shall, and shall cause each of its Subsidiaries to: (a) comply with all laws, rules, regulations and orders applicable to such Obligor (or such Subsidiary, as applicable) or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or Subsidiary thereof, as applicable) is a party or by which it or any of its (or Subsidiary thereof, or any of such Subsidiary’s, as applicable) property is bound; provided, however, that the failure of an Obligor to comply with this sentence in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute an Event of Default or Prepayment Trigger Event unless such failure could reasonably be expected to have a Material Adverse Effect.
11.5    Compliance with Environmental Laws. Without limiting the provisions of Section 11.4 of this Credit Agreement, each Obligor shall, and shall cause each Subsidiary thereto to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by such Obligor (or its Subsidiaries, as applicable) to comply with, all Environmental Regulations, the failure to comply with which would have a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest.
11.6    Taxes. Each Obligor shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay, when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon such Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or such Subsidiary’s, as applicable) employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP or, as applicable, Brazilian law.
11.7    Insurance. Each Obligor shall maintain, and cause each Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles and self insurance retention levels) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that the Guarantor may, to the extent permitted by Applicable Law, provide for appropriate self-insurance with respect to workers’ compensation. Each Obligor shall renew the insurance coverage required by this Section, within ten (10) days following the scheduled date of expiration thereof (before giving effect to such continuation or renewal). At the request of the Administrative Agent, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to the Administrative Agent. Each Obligor agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.
11.8    Maintenance of Properties. Each Obligor shall maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
11.9    Payment of Liabilities. Each Obligor shall pay, and shall cause its Subsidiaries to pay, all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as Capital Leases; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank Debt) (x) the failure to pay such liabilities within such time period could not reasonably be expected to result in a Material Adverse Effect or (y) they are contested in good faith by appropriate actions or legal proceedings, the relevant Obligor establishes adequate reserves therefor in accordance with GAAP (or, as applicable, Brazilian law), and such contesting will not result in a Material Adverse Effect.
11.10    Inspection. Each Obligor shall permit, and cause its Subsidiaries to permit, the Administrative Agent or any Syndication Party or their agents, during normal business hours or at such other times as the parties may agree, to inspect the assets and operations of such Obligor and its Subsidiaries and to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss the affairs, finances, operations, and accounts of such Obligor and its Subsidiaries with their respective officers, directors, employees, and independent certified public accountants (and by this provision each Obligor authorizes said accountants to discuss with the Administrative Agent or any Syndication Party or their agents the finances and affairs of Borrower); provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.
11.11    Required Licenses; Permits; Intellectual Property; Etc. Each Obligor shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Subsidiaries to obtain and maintain in full force and effect, all Required Licenses and Intellectual Property as appropriate for the business being conducted and properties owned by such Obligor or such Subsidiaries at any given time.
11.12    ERISA. Each Obligor shall make or cause to be made, and cause each of its Subsidiaries or ERISA Affiliates to make or cause to be made, all payments or contributions to all Plans covered by Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, which are necessary to enable those Plans to continuously meet all minimum funding standards or requirements.
11.13    Maintenance of Commodity Position. Each Obligor shall protect its commodity inventory holdings or commitments to buy or sell commodities against adverse price movements, including the taking of equal and opposite positions in the cash and futures markets, to minimize losses and protect margins in commodity production, storage, processing and marketing as is recognized as financially sound and reputable by prudent business persons in the commodity business.
11.14    Financial Covenants. Guarantor shall maintain the following financial covenants:
11.14.1    Minimum Consolidated Net Worth. Guarantor shall have at all times and measured as of the end of each Fiscal Quarter, a Consolidated Net Worth equal to or greater than U.S.$2,500,000,000.
11.14.2    Consolidated Funded Debt to Consolidated Cash Flow. Guarantor shall have at all times and measured as of the end of each Fiscal

Quarter, a ratio of Consolidated Funded Debt divided by Consolidated Cash Flow, as measured on the previous consecutive four Fiscal Quarters, of no greater than 3.00 to 1.00.
11.14.3    Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity. Guarantor shall not permit the ratio of Adjusted Consolidated Funded Debt to Adjusted Consolidated Equity to exceed at any time 0.80 to 1.00.
11.15    Embargoed Person. At all times throughout the term of the Advances, (a) none of the funds or assets of any Obligor that are used to repay the Advances shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Obligor, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of any Obligor, as of the date thereof, based upon reasonable inquiry by such Obligor, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Obligors (whether directly or indirectly), is prohibited by law, or the Advances made by the Syndication Parties would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of each Obligor, based upon reasonable inquiry by such Obligor, indirect interest, of any nature whatsoever in any Obligor, with the result that the investment in the Obligors (whether directly or indirectly), is prohibited by law or the Advances are in violation of law.
11.16    Anti-Money Laundering. At all times throughout the term of the Advances, to the knowledge of each Obligor, based upon reasonable inquiry by such Obligor, none of the funds of any Obligor, that are used to repay the Advances shall be derived from any unlawful activity, with the result that the investment in the Obligors (whether directly or indirectly), is prohibited by law or the Advances would be in violation of law.
11.17    Ranking, Priority. Each Obligor shall promptly take all actions as may be necessary to ensure that its obligations to the Syndication Parties under the Loan Documents will at all times constitute unconditional and unsubordinated general obligations thereof ranking at least pari passu with all other present and future Senior Unsecured Debt thereof, except as may be limited to bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability and as may be limited by Brazilian law in respect of labor credits.
11.18    Export Contracts.
11.18.1    The Borrower shall ensure that each Export Contract that is associated with any Advance shall be in proper legal form under its governing law to ensure that it constitutes a legal, valid and binding obligation of each of the parties thereto under such law, enforceable in accordance with its terms. Each Export Contract shall be in form and substance satisfactory to the Administrative Agent acting on the instructions of the Required Lenders. Each Export Contract shall:
(a)    contain irrevocable instructions to pay all proceeds of the Export Contracts into the Collection Account;
(b)    restrict each party thereto from exercising any right of set-off;
(c)    contemplate a payment schedule which shall ensure that the proceeds of the Export Contract relating to each Advance will be paid into the Collection Account on or prior to the Principal Payment Date of the Advance to which it applies; and
(d)    be governed by and construed in accordance with the laws of the State of New York or as agreed in writing by the Required Lenders.
11.18.2    Each Obligor shall duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed by it in relation to any Export Contract and the Borrower shall pursue all claims against each Eligible Off-taker to which it is entitled under any Export Contract.
11.18.3    The Borrower shall not enter into any amendment, waiver, variation or release of any right or obligation under any Export Contract, or otherwise amend in any manner or terminate any Export Contract without the prior written consent of the Required Lenders (which consent may be withheld in the sole absolute discretion of the Required Lenders).
11.18.4    The Borrower shall as soon as the same becomes available, deliver, or cause to be delivered, to the Administrative Agent (x) the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending in relation to any Export Contract and (y) copies of all documentation delivered to the Borrower which might reasonably be expected to affect the amount to be paid by any Eligible Off-taker or manner of payment pursuant to any Export Contract.

11.18.5    The Borrower shall not assign to any other party any Export Contract which has been attributed to any Advance.
11.18.6    The Borrower shall promptly deliver to the Administrative Agent such additional information and documents relating to any Export Contract and/or any Eligible Off-taker as may be reasonably requested by the Administrative Agent.
11.18.7     The Borrower shall not permit the Coverage Ratio in respect of any Advance to be at any time less than 1.0:1.0.
11.18.8    In the event of a breach of Subsection 11.18.7, the Borrower undertakes to immediately:
(a)    agree with the Eligible Off-taker(s) to deliver such additional quantities of Products under the Export Contracts; or
(b)    enter into additional Export Contracts acceptable to the Administrative Agent; or
(c)    prepay part of the relevant Advance
sufficient to restore the Borrower's compliance with Subsection 11.18.7. The undertaking contained in this Subsection 11.18.8 shall be without prejudice to the Administrative Agent's rights to request that the Borrower instruct it to apply any balance on deposit in the Collection Account toward repayment of the Advances in order to restore the Borrower's compliance with Subsection 11.18.7, such instruction to be given by the Borrower no more than three (3) Banking Days after such request is made.
11.18.9    No later than ten (10) days prior to the deposit of payment proceeds into the Collection Account, and in no case less than ten (10) days prior to the relevant Principal Payment Date, the Borrower shall deliver to the Administrative Agent all invoices, original bills of lading and other Shipping Documents pertaining to the Product deliveries under the Export Contract(s). The Administrative Agent shall deliver copies of such Shipping Documents to any Syndication Party if requested to do so by such Syndication Party.
11.19    Modifications to Export Contracts. No Obligor will, or will allow any Consolidated Subsidiary to, without the Administrative Agent's prior written consent, agree to any modification or amendment to, termination of, or waiver of any of the terms of an Export Contract, provided that the Borrower and the Eligible Off-taker may agree to any amendment or waiver to an Export Contract which (a) consists of the modification of shipment dates resulting from adverse weather or other events out of the control of the Borrower or Eligible Off-taker or (b) is technical in nature in respect of the day-to-day operation of that Export Contract; provided, however that any such amendment or waiver under (a) or (b) may not change payment amounts, payment instructions or the deposit of proceeds into the Collection Account on or before the relevant Payment Date and may not be otherwise prejudicial to the interests of the Syndication Parties. The Borrower shall immediately notify the Administrative Agent in writing of any such amendment or waiver promptly after it is agreed. No Obligor may, or may allow any Consolidated Subsidiary to, assign or transfer its rights or obligations under any Export Contract without the prior written consent of the Administrative Agent.
ARTICLE 12. NEGATIVE COVENANTS
From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make any Advance, the Obligors, jointly and severally, agree that they will observe and comply with the following covenants:
12.1    Borrowing. No Obligor shall (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) create, incur, assume or permit to exist, directly or indirectly, any Priority Debt if after giving effect thereto the aggregate outstanding principal amount of all Priority Debt would exceed 20% of Consolidated Net Worth at the time of such creation, issuance, incurrence or assumption.
12.2    No Other Businesses. None of the Obligors shall (or shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, (c) in the energy industry, (d) in the financial services industry consisting of the financing of member cooperatives, producers and other commercial businesses, insurance and bonding services, and hedging brokerage, in each case conducted in the ordinary course of business or (e) which are not substantially different from or are related to its present business activities or operations. No Obligor shall become an FFI and the Borrower shall not become a U.S. Tax Obligor.
12.3    Liens. Guarantor shall not (and shall not permit any of its Consolidated Subsidiaries (including the Borrower) to) create, incur, assume or suffer to exist any Lien on any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following Liens (“Permitted Encumbrances”):
(a)    Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent (i) are the subject of a Good Faith Contest but in no event past the time when a penalty would be incurred, and (ii) the aggregate amount of liabilities so secured (including interest and penalties) does not exceed U.S.$25,000,000 at any one time outstanding;

(b)    Liens imposed by Law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or if due and payable which are the subject of a Good Faith Contest;
(c)    Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business of Guarantor or such Consolidated Subsidiary, as applicable, and not in connection with the borrowing of money;
(d)    Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Guarantor or such Consolidated Subsidiary is protected in all material respects by insurance or for the payment of which adequate reserves have been established, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Guarantor and its Consolidated Subsidiaries so secured (including interest and penalties) shall not be in excess of U.S.$25,000,000 at any one time outstanding;
(e)    Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Guarantor or any Consolidated Subsidiary thereof of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;
(f)    Liens arising in the ordinary course of business and created in connection with amounts on deposit in charge card and like accounts (such as Visa or MasterCard);
(g)    Any Lien created to secure all or any part of the purchase price or cost of construction, or to secure Debt incurred or assumed to pay all or a part of the purchase price or cost of construction, of any property (or any improvement thereon) acquired or constructed by Guarantor or a Consolidated Subsidiary thereof after the date of this Credit Agreement, provided that

(i)    no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed or rights relating solely to such item or items of property (or improvement thereon),
(ii)    the principal amount of Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to Guarantor or such Consolidated Subsidiary of the property (or improvement thereon) being acquired or constructed or (B) the “Fair Market Value” (defined as the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell, respectively) (as determined in good faith by Guarantor) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, and
(iii)    such Lien shall be created contemporaneously with, or within one-hundred eighty (180) days after, the acquisition or completion of construction of such property (or improvement thereon);
(h)    Any Lien existing on property acquired by Guarantor or any Consolidated Subsidiary thereof at the time such property is so acquired (whether or not the Debt secured thereby is assumed by Guarantor or such Consolidated Subsidiary) or any Lien existing on property of a Person immediately prior to the time such Person is merged into or consolidated with Guarantor or any Consolidated Subsidiary thereof, provided that
(i)    no such Lien shall have been created or assumed in contemplation of such acquisition of property or such consolidation or merger,
(ii)    such Lien shall extend only to the property acquired or the property of such Person merged into or consolidated with Guarantor or such Consolidated Subsidiary which was subject to such Lien as of the time of such consolidation or merger, and
(iii)    the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to 100% of the Fair Market Value (as determined in good faith by the board of directors of Guarantor or such Consolidated Subsidiary) of the property subject thereto at the time of the acquisition thereof or at the time of such merger or consolidation;
(i)    Liens of CoBank and other cooperatives, respectively, on Investments by Obligor in the stock, participation certificates, or allocated reserves of CoBank or other cooperatives, respectively, owned by Guarantor;
(j)    All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Guarantor or any Consolidated Subsidiary thereof pursuant to the terms of an Operating Lease or Capital Lease;
(k)    Liens consisting of the cash collateralization of obligations in respect of letters of credit under the 2013 Credit Agreement (5-Year Revolving Loan); and
(l)    other Liens not otherwise permitted under clause (a) through (k) of this Section 12.3 securing Debt, provided that the existence, creation, issuance, incurrence or assumption of such Debt is permitted under Sections 11.14, 12.1 and 12.11 hereof.
Notwithstanding the foregoing, the Borrower shall not and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien securing indebtedness or any other Lien which may have a Material Adverse Effect on any of its real or personal properties, including without limitation any rights to payments which arise out of Export Contracts, the Collection Account or any proceeds credited thereto or carried therein.
12.4    Sale of Assets. Guarantor shall not (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve (12) month period commencing September 1, 2013 and each September 1 thereafter, except: (a) the sale of inventory (including Products), equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, (c) leases of assets to an entity in which Guarantor has at least a fifty-percent (50%) interest in ownership, profits, and governance and (d) the sale by CHS Capital of loans and commitments originated by it in the ordinary course of business. For purposes of this Section, “material part” shall mean ten percent (10%) or more of the lesser of the book value or the market value of the assets of Guarantor or such Consolidated Subsidiary as shown on the balance sheets thereof as of the August 31 immediately preceding each such twelve (12) month measurement period.
12.5    Liabilities of Others. Guarantor shall not (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) assume, Guaranty, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person, except: (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Guarantor’s business or business of any Consolidated Subsidiary thereof; (b) guarantees made from time to time, whether in existence on the Closing Date or made subsequent thereto, among Guarantor and its Consolidated Subsidiaries;

provided that guarantees in support of CHS Capital by Guarantor and its Consolidated Subsidiaries (other than CHS Capital) shall not exceed in the aggregate (x) U.S.$500,000,000 minus (y) the amount of loans or advances by Guarantor and such Consolidated Subsidiaries to CHS Capital under Section 12.6(c) and Investments by Guarantor and such Consolidated Subsidiaries in CHS Capital under Section 12.8(g); and (c) guarantees made from time to time, whether in existence on the Closing Date or made subsequent thereto, by Guarantor and its Consolidated Subsidiaries in the ordinary course of their respective businesses with respect to the liabilities and obligations of other Persons (other than CHS Capital), provided, however, that the aggregate amount of all indebtedness guaranteed under this clause (c) shall not exceed U.S.$1,000,000,000 in the aggregate, or U.S.$100,000,000 in the case of indebtedness guaranteed by the Borrower.
12.6    Loans. Guarantor shall not (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) lend or advance money, credit, or property to any Person, except for: (a) loans by Guarantor or any Consolidated Subsidiary thereof (other than the Guarantor) to Consolidated Subsidiaries of Guarantor; (b) trade credit extended in the ordinary course of business and advances against the purchase price for the purchase by Guarantor of goods or services in the ordinary course of business including extensions of credit in the form of clearing accounts for settlement of grain purchases and related cash management activities to cooperative association members; and (c) in the case of Guarantor, loans to CHS Capital in an aggregate outstanding principal amount not to exceed in the aggregate (x) $500,000,000 minus (y) the amount of guarantees by Guarantor and its Consolidated Subsidiaries (other than CHS Capital) in favor of CHS Capital under Section 12.5(b) and Investments by Guarantor and such Consolidated Subsidiaries in CHS Capital under Section 12.9(g); (d) other loans (other than loans to CHS Capital), provided that at all times the aggregate outstanding principal amount of all such other loans made by Guarantor and any such Consolidated Subsidiary shall not exceed U.S.$500,000,000, or U.S.$50,000,000 in the case of loans made by the Borrower.
12.7    Collection Account. The Borrower and Guarantor shall not (a) create, incur, assume or suffer to exist any Lien on the Collection Account or any proceeds carried or credited thereto, (b) assign the Collection Account or any balances on deposit in the Collection Account to any Person or (c) remove any proceeds from the Collection Account without the prior written agreement of the Administrative Agent acting on instructions of the Required Lenders. In no event shall funds be removed from the Collection Account by an Obligor if an Acceleration Event exists or would occur as a result of such removal, or if the Borrower is in violation of Subsection 11.18.7, or would be in violation of such Subsection as a result of such removal.

12.8    Merger; Acquisitions; Business Form; Etc. Guarantor shall not (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or convey, transfer or lease all or substantially of its assets to any Person, in a single transaction or in a series of transactions, or form or create any new Subsidiary (other than a Consolidated Subsidiary formed by Guarantors), acquire the controlling interest in any Person, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however,
(a)    The foregoing shall not prevent any consolidation, acquisition, or merger if after giving effect thereto:
(i)    Guarantor is the surviving entity (and in any transaction involving Borrower and not involving Guarantor, Borrower is the surviving entity); and
(ii)    no Acceleration Event shall have occurred and be continuing.
(b)    The foregoing shall not prevent Guarantor from forming or creating any new Subsidiary provided:
(i)    the Investment in such Subsidiary does not violate any provision of Section 12.9 hereof; and
(ii)    such Subsidiary shall not acquire all or substantially all of the assets of any Person except through an acquisition, consolidation, or merger satisfying the requirements of clause (a) of this Section.
(c)    The foregoing shall not prevent Guarantor from acquiring the controlling interest of any entity described in Exhibit 12.9(f) hereto or pursuant to Section 12.9(j).
(d)    CHS Capital shall be permitted to acquire the assets of, or a controlling interest in, any Person in connection with a workout, exercise of remedies or restructuring related to CHS Capital’s financing activities in the ordinary course of business.
(e)    CHS Capital may transfer CHS Capital Loan Assets to a Wholly Owned Subsidiary in the ordinary course of business.
No such conveyance, transfer or lease shall have the effect of releasing any Obligor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 12.8 from its liability under this Credit Agreement or the Promissory Note. Nothing herein shall permit the consummation of any transaction as a result of which the Borrower ceases to be a Wholly Owned Subsidiary of Guarantor.

12.9    Investments. Guarantor shall not (nor shall it permit any of its Consolidated Subsidiaries (including the Borrower) to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person, except that Guarantor and its Consolidated Subsidiaries may own, purchase or acquire:
(a)    commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody’s Investors Service, Inc. or A1 by Standard & Poor’s Corporation on the date of acquisition;
(b)    certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts (or any successors thereto), maturing not in excess of one year from the date of acquisition;
(c)    obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;
(d)    repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;
(e)    Investments permitted under Sections 12.5, 12.6, and 12.7;
(f)    Investments in Persons identified, including the book value of each such Investment, on Exhibit 12.9(f) hereto; provided that the amount of such Investment shall not increase above the amount shown in Exhibit 12.9(f), except for Investments made pursuant to clauses (h) and (j) of this Section;
(g)    Investments by Guarantor or its Consolidated Subsidiaries (other than Borrower) in Consolidated Subsidiaries of Guarantor; provided that Investments in CHS Capital by Guarantor and its Consolidated Subsidiaries (other than CHS Capital) shall not exceed in the aggregate (x) U.S.$500,000,000 minus (y) the amount of guarantees by Guarantor and such Consolidated Subsidiaries in favor of CHS Capital under Section 12.5(b) and loans or advances by Guarantor and such Consolidated Subsidiaries to CHS Capital under Section 12.6(c);
(h)    Investments in the form of non-cash patronage dividends or retained earnings in any Person;
(i)    insurance and bonding services provided by Ag States Agency, LLC and its Subsidiaries in the ordinary course of business;

(j)    Investments (other than by Borrower) in addition to those permitted by clauses (a) through (i) above in other Persons (other than CHS Capital) in an aggregate amount outstanding at any point in time not exceeding the greater of (a) U.S.$1,500,000,000 and (b) 10% of the total assets of Guarantor as set forth on Guarantor’s balance sheet for the most recent Fiscal Year, determined in accordance with GAAP; and
(k)    Investments by the Borrower in short-term cash management investments with the Administrative Agent or any of the Syndication Parties or with Itaú Unibanco S.A., Itaú BBA S.A. or Banco do Brasil S.A., including repurchase agreements (Operações Compromissadas), and agribusiness credit bonds (Letras de Crédito do Agronegócio), commercial papers, bank deposit certificates (Certificados de Depósito Bancário) and other similar common Brazilian titles issued by any of the foregoing financial institutions (or their affiliates).
12.10    Transactions With Related Parties. Guarantor shall not, and will not permit any of its Subsidiaries (including Borrower) to, enter into directly or indirectly any transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except in the ordinary course and pursuant to the reasonable requirements of Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable than would be obtained by Guarantor or such Subsidiary in a comparable arm’s-length transaction with an unrelated Person.
12.11    Patronage Refunds, etc. Guarantor shall not, directly or indirectly, in any Fiscal Year (a) declare or pay any cash patronage refunds to patrons or members which in the aggregate exceed 20% of Guarantor’s consolidated net patronage income for the Fiscal Year of Guarantor preceding the Fiscal Year in which such patronage refunds are to be paid, (b) directly or indirectly redeem or otherwise retire its equity, or (c) make any cash distributions of any kind or character in respect of its equity, unless, in the case of the foregoing clauses (a), (b) or (c), (i) at the time of taking such action no Acceleration Event exists hereunder and (ii) after giving effect thereto no Acceleration Event would exist hereunder.
12.12    Change in Fiscal Year. (a) The Guarantor shall not change its Fiscal Year from a year ending on August 31, unless required to do so by the Internal Revenue Service, and (b) the Borrower shall not change its Fiscal Year from a year ending on December 31 or August 31, unless required to do so by any Brazilian tax authority. In the case of any change of Fiscal Year of an Obligor permitted under (a) or (b) above, each Obligor will give five (5) Banking Days' prior notice of such change to the Administrative Agent and the Syndication Parties, and agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.

12.13    ERISA. None of the Obligors shall: (a) engage in or permit any transaction which could result in a Prohibited Transaction or in the imposition of an excise tax pursuant to Section 4975 of the Code with respect to any Obligor Benefit Plan; (b) engage in or permit any transaction or other event which could result in a “reportable event” (as such term is defined in Section 4043 of ERISA) for any Plan subject to Title IV of ERISA; (c) fail to make full payment or permit any Subsidiary thereof to fail to make full payment when due of all amounts which, under the provisions of any Obligor Benefit Plan, the Obligor or any Subsidiary thereof is required to pay as contributions thereto; (d) permit to exist any “funding shortfall” (as such term is defined in Section 430 of the Code and Section 303 of ERISA) for any plan year, in excess of five percent (5.0%) of net worth (determined in accordance with GAAP) of Guarantor and its Consolidated Subsidiaries with respect to any Plan that is subject to the minimum funding standards under Section 430 of the Code or Section 302 of ERISA; (e) fail to make or permit any Subsidiary thereof or any ERISA Affiliate to fail to make any payments to any Multiemployer Plan that the Obligor or any Subsidiary thereof or ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (f) terminate or permit any Subsidiary thereof or ERISA Affiliate to terminate any Plan subject to Title IV of ERISA in a manner which could result in the imposition of a lien on any property of the Obligor pursuant to Section 4068 of ERISA or otherwise result in any liability to the PBGC.
12.14    Anti-Terrorism Law. No Obligor shall (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Subsection 9.24.2 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Obligor shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming its compliance with this Section).
12.15    FCPA. None of the Obligors shall take any action, directly or indirectly, that would result in a violation by such Obligor of the FCPA, Brazilian anti-corruption laws or the equivalent laws of other applicable jurisdictions, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorize of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, Brazilian anti-corruption laws or the equivalent laws of other applicable jurisdictions; and each Obligor will conduct its business in compliance with FCPA, Brazilian anti-corruption laws and the equivalent laws of other applicable jurisdictions and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
ARTICLE 13. INDEMNIFICATION
13.1    General; Stamp Taxes; Intangibles Tax. Each Obligor agrees to indemnify and hold the Administrative Agent, each Syndication Party and Joint Lead Arranger and their affiliates, directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the execution or delivery of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby; (b) the use of the proceeds of the Advances; (c) the material inaccuracy of any representation or warranty of or with respect to any Obligor in this Credit Agreement or the other Loan Documents; (d) the material failure of any Obligor to perform or comply with any covenant or obligation of such Obligor under this Credit Agreement or the other Loan Documents; (e) the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents; or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not an Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by any Obligor or any of its Subsidiaries or Affiliates); provided that the Obligors shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, each Obligor agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by any Obligor of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants. To the fullest extent permitted by applicable law, the Obligors shall not assert, and each Obligor hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance, or the use of the proceeds thereof.
13.2    Indemnification Relating to Hazardous Substances. No Obligor shall locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by such Obligor, except in accordance with all Environmental Regulations; no Obligor shall permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by such Obligor, except in accordance with Environmental Regulations; and each Obligor shall comply with all Environmental Regulations which are applicable to such property. Each Obligor shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 11.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of the Obligors and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure of a judgment lien; provided that such indemnification as it applies to the exercise by the Administrative Agent or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by the relevant Obligor. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to, any transferee of the title of the Administrative Agent or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent or any Syndication Party, or anyone claiming by, through or under the Administrative Agent or any Syndication Party or any Obligor by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default

Interest Rate, shall be payable on demand. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.
ARTICLE 14. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
14.1    Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent or at the direction of the Required Lenders, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 14.1(e) all amounts owing hereunder and under the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:
(a)    Failure of any Obligor to pay when due, whether by acceleration or otherwise, any amount due in accordance with this Credit Agreement or the other Loan Documents and such failure shall continue unremedied for a period of five (5) Banking Days or more, provided, however, that the five (5) Banking Day-grace period specified above will only be available to the extent that the failure to pay any such amount when due results solely from an administrative or technical error by the Borrower.
(b)    Any representation or warranty of the Guarantor set forth in any Loan Document, any Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by the Guarantor.
(c)    Any default by the Guarantor in the performance or compliance with the covenants, promises, conditions or provisions of Sections 11.2, 11.3, 11.9, 11.10, 11.14, 11.15, 11.16, 11.18, 11.19, Article 12 (excluding Section 12.13) or Article 17 of this Credit Agreement; or any default by the Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 11.3 or 12.8 of this Credit Agreement.
(d)    The failure of the Guarantor to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure by Guarantor will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least U.S.$25,000,000.
(e)    Any Obligor applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by any Obligor; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência, debt management or liquidation is filed for or commenced against any Obligor, and is not withdrawn or dismissed within sixty (60) days thereafter; any Obligor admits in writing its inability to, or be generally unable to, pay its obligations as such obligations become due.
(f)    Failure of the Guarantor to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 14.1, and such failure continues for thirty (30) days after Guarantor learns of such failure to comply, whether by Guarantor’s own discovery or through notice from the Administrative Agent.
(g)    The entry of (i) one or more judgments in an aggregate amount in excess of U.S.$25,000,000 against Guarantor, in each case not stayed, discharged or paid within thirty (30) days after entry or (ii) any non-monetary judgment, order, decree, award, settlement or agreement to settle (including any relating to any arbitration) is rendered against or agreed to by the Guarantor that (in the aggregate) has had or could reasonably be expected to have a Material Adverse Effect.
(h)    The occurrence of an “Event of Default” under the Term Loan Credit Agreement or the 2013 Credit Agreement (5-Year Revolving Loan).
(i)    The occurrence of a Change of Control.
(j)    (i) Any Loan Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof); (ii) performance by the Guarantor of any of its obligations under any Loan Document shall become unlawful; (iii) any Obligor shall assert as to either clause (i) or (ii) in writing; or (iv) the validity or enforceability of any Loan Document shall be contested by any Obligor.
(k)    Any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the Property of the Guarantor (either with or without payment of compensation); or (ii) take any other action that: (A) in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or purports to render any of the Loan Documents invalid or unenforceable or to prevent or materially delay the performance or observance by the Guarantor of its obligations thereunder, including moratorium or foreign exchange control or similar regulations or (B) could reasonably be expected to prevent the Guarantor from exercising normal control over all or any substantial part of its Property.
(l)    The Borrower and the Guarantor shall fail, after the Administrative Agent or the Guarantor has issued a Prepayment and Cancellation Notice pursuant to Section 6.5(b), to prepay all the Advances together with such other amounts that are due and payable and which are outstanding under this Credit Agreement as at such date within five (5) Banking Days of the date of such Prepayment and Cancellation Notice or such longer period as specified in the notice.
14.2    No Advance. The Syndication Parties shall have no obligation to make any Advance if an Acceleration Event has occurred and is continuing or would occur as a result of the proposed Advance.
14.3    Rights and Remedies. In addition to the remedies set forth in Sections 6.5, 14.1 and 14.2 hereof, upon the occurrence of an Event of Default or Prepayment Trigger Event, the Administrative Agent shall be entitled to exercise, subject to the provisions of Section 15.8 hereof, all the rights and remedies provided in the Loan Documents and by any Applicable Law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.
14.4    Allocation of Proceeds. If an Event of Default or Prepayment Trigger Event has occurred and is continuing and the maturity of all or any portion of the Bank Debt has been accelerated pursuant to this Article 14, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Bank Debt or any other amounts payable by the Obligors hereunder shall be applied by the Administrative Agent in the following order, in each case whether or not allowed or allowable in any applicable bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or other similar proceeding:
(i)    amounts due to the Administrative Agent hereunder in its capacity as such;
(ii)    amounts due to the Syndication Parties pursuant to Sections 5.5 and 16.1, on a pro rata basis;
(iii)    payments of accrued interest in respect of Advances, to be applied ratably between Advances and thereafter applied in accordance with Section 6.6;
(iv)    payments of outstanding principal amounts in respect of Advances, applied in accordance with Section 6.6;
(v)    all other Bank Debt, on a pro rata basis;
(vi)    all other obligations of the Obligors and their respective Subsidiaries owing to any Syndication Party, to the extent evidenced in writing to Borrower and the Administrative Agent, on a pro rata basis; and
(vii)    any surplus remaining after application as provided for herein, to Borrower or otherwise as may be required by Applicable Law.
ARTICLE 15. AGENCY AGREEMENT
15.1    Funding of Syndication Interest. Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Article 2 hereof. Each Syndication Party’s Individual Commitment and its interest in each Advance hereunder (collectively, its “Syndication Interest”) shall be without recourse to the Administrative Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to the Administrative Agent or any other Syndication Party. The failure of any Syndication Party to make any Advance, or to make any payment on any date required in this Credit Agreement shall not relieve any other Syndication Party of its corresponding obligation to do so on such date, and no Syndication Party shall be responsible for the failure of any other Syndication Party to so make its Advance, or to make any payment required in this Credit Agreement.
15.2    Syndication Parties’ Obligations to Remit Funds. Each Syndication Party agrees to remit its Funding Share of each Advance to the Administrative Agent as, and within the time deadlines (“Syndication Party Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Syndication Party prior to the date on which such Syndication Party is to provide funds to the Administrative Agent for an Advance to be made by such

Syndication Party, that such Syndication Party will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Syndication Party has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Syndication Party shall not have made such funds available to the Administrative Agent by the applicable Syndication Party Advance Date and such Syndication Party has not given the Administrative Agent the notice referenced in the immediately preceding sentence, such Syndication Party agrees to repay the Administrative Agent forthwith on demand such corresponding amount (if any) made available by the Administrative Agent together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (London time), and until the next Banking Day if payment is not received until after 2:00 P.M. (London time)), at the customary rate set by the Administrative Agent for the correction of errors among banks. If such Syndication Party shall repay to the Administrative Agent such corresponding amount (if any) made available by the Administrative Agent, such amount so repaid shall constitute such Syndication Party’s Advance for purposes of this Credit Agreement. If such Syndication Party does not pay such corresponding amount (if any) made available by the Administrative Agent forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable to such Advance at the time.
15.3    [Intentionally Omitted].
15.4    Syndication Party’s Failure to Remit Funds. If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Funding Share of an Advance in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (w) the Delinquent Amount which any Contributing Syndication Party advances shall be treated as a loan to the Delinquent Syndication Party and shall not be counted in determining the Individual Outstanding Obligations of any Contributing Syndication Party, and (x) the Delinquent Syndication Party shall be obligated to pay to the Administrative Agent, for the account of the Contributing Syndication

Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) until the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata based on the amount of the Delinquent Amount which each of them (if more than one) advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 2:00 P.M. (London time) or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them to the extent received, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party’s Payment Distribution and any fee distributions or distributions made under Section 15.11 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual Commitments of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount. As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party’s interest in its Advances shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time. For the purposes of calculating interest owed by a Delinquent Syndication Party, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 2:00 P.M. (London time) shall be deemed to have been received on the next Banking Day.
15.5    Agency Appointment. Each of the Syndication Parties hereby designates and appoints the Administrative Agent to act as agent to service and collect the Advances and its respective Advances and the Promissory Note, and to take such action on behalf of such Syndication Party with respect to the Advances and such Advances and Promissory Note, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incidental thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent. The institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Syndication Party as any other Syndication Party and may exercise the same as though it were not the Administrative Agent, and such Syndication Party and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
15.6    Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 15.5 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:
15.6.1    Advice. To solicit the advice and assistance of each of the Syndication Parties concerning the administration of the Advances and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions from each of the Syndication Parties or the Required Lenders, as the case may be, and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties and the Administrative Agent. In the absence of a request by the Required Lenders, the Administrative Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Loan Documents specifically require the consent of the Required Lenders, of all of the Syndication Parties or of other specified Persons.
15.6.2    Documents. To execute, seal, acknowledge, and deliver as the Administrative Agent, all such instruments as may be appropriate in connection with the administration of the Advances and the exercise by the Administrative Agent of its various rights with respect thereto.
15.6.3    Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Syndication Parties.
15.6.4    Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Syndication Parties pursuant to Section 15.18 hereof.
15.6.5    Incidental Powers. To exercise powers reasonably incident to the Administrative Agent’s discharge of its duties enumerated in Section 15.7 hereof.
15.7    Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:
15.7.1    Possession of Documents. To safekeep one original of each of the Loan Documents.

15.7.2    Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided in Article 6 hereof. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Syndication Party hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Syndication Party on such due date an amount equal to the amount then due such Syndication Party. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each Syndication Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Syndication Party together with interest thereon, for each day from the date such amount is distributed to such Syndication Party until the date such Syndication Party repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days.
15.7.3    Advance Administration. Subject to the provisions of Section 15.10 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled and elects in its sole discretion to administer the Advances, including, without limitation: (a) monitor all borrowing activity, Individual Commitment balances, and maturity dates of all Advances; (b) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Syndication Parties; (c) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (d) administer, record, and process all assignments to be made for the current and future Syndication Parties (including the preparation of a revised Schedule 1 to replace the previous Schedule 1).
15.7.4    Determination of Individual Lending Capacity and Individual Pro Rata Shares. The Administrative Agent shall calculate the respective Individual Lending Capacity, Individual Pro Rata Share and Applicable Percentage of each Syndication Party from time to time as it deems necessary or appropriate in its sole discretion, and such determinations shall be binding on the parties hereto absent manifest error.
15.7.5    Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties notices and reports and any and all additional information and/or documents related to this Credit Agreement and/or the other Loan

Documents provided to the Administrative Agent by Borrower, Guarantor or any other relevant Person pursuant to Section 11.2 hereof.
15.8    Action Upon Acceleration Event. Each Syndication Party agrees that upon its learning of any facts which would constitute an Acceleration Event, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Syndication Parties. The Administrative Agent shall be entitled to assume that no Acceleration Event has occurred or is continuing unless it has received written notice from Borrower of such fact, or has received written notice of an Acceleration Event from a Syndication Party. In the event the Administrative Agent has received written notice of the occurrence of an Acceleration Event as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or Applicable Law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.
15.8.1    Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Syndication Parties under Section 15.19 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
15.9    [INTENTIONALLY OMITTED]
15.10    Consent Required for Certain Actions. Notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions (nor may the Syndication Parties take the action described in Subsection 15.10.1(a)) with respect to, or under, the Loan Documents without the prior written consent, given after notification by the Administrative Agent of its intention to take any such action (or notification by such Syndication Parties as are proposing the action described in Subsection 15.10.1(a) of their intention to do so), of:

15.10.1    Unanimous. Each of the Syndication Parties before:
(a)    Amending the definition of Required Lenders as set forth herein or amending Subsections 11.18, 14.1(i), 15.10.1, 15.10.2, 15.10.3 or Article 17;
(b)    Agreeing to an extension of the Maturity Date or Availability Period or an increase in the Commitment or any Syndication Party’s share thereof;
(c)    Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the Facility; provided, however, this restriction shall not apply to a delay in payment granted by the Administrative Agent in the ordinary course of administration of the Advances and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days;
(d)    Amending Section 6.5(b), 6.6, 15.13, 15.27 or 15.30 hereof;
(e)    Amending Section 16.6 hereof to permit the Borrower to assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties; or
(f)    Replacing the Borrower or the Guarantor hereof or amending Section 2.1 or 2.8 hereof to the extent relating to pro rata sharing or releasing the Guarantor from its obligations under Article 17.
15.10.2    Required Lenders. The Required Lenders before:
(a)    Consenting to any action, amendment, or granting any waiver not covered in Subsections 15.10.1 or 15.10.3; or
(b)    Agreeing to amend Article 15 of this Credit Agreement (other than Subsections 15.10.1, 15.10.2, 15.10.3, 15.13 15.27 or 15.30).
15.10.3    Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may, without obtaining the consent of the Syndication Parties, determine (i) whether the conditions to an Advance have been met, and (ii) the amount of such Advance.
15.10.4    Consent of Administrative Agent. In addition to the consents described in Subsections 15.10.1 and 15.10.2, no amendment to Article 15 of this Credit Agreement may be made without the prior written consent of the Administrative Agent.

15.10.5    FATCA Deductions. If the Administrative Agent or a Syndication Party reasonably believes that an amendment or waiver may constitute a "material modification" for the purposes of FATCA that may result (directly or indirectly) in a deduction or withholding required to be made in respect of a payment to the Administrative Agent or such Syndication Party, under any Loan Document and the Administrative Agent or that Syndication Party (as the case may be) notifies the Borrower and the Administrative Agent accordingly, that amendment or waiver may not be effected without the consent of (x) the Administrative Agent and all Syndication Parties, in case such deduction or withholding may result in respect of a payment to the Administrative Agent hereunder or (y) that Syndication Party, in case such deduction or withholding may result in respect of a payment to such Syndication Party hereunder.
15.11    Distribution of Principal and Interest. The Administrative Agent may, in its sole discretion, receive and accept all or any payments (including prepayments) of principal and interest made by Borrower on the Advances in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the Advances (including without limitation as a result of the enforcement of this Credit Agreement, the Promissory Note or any other Loan Document), the Administrative Agent shall remit to each Syndication Party its share of such payment as provided in Article 6 hereof (“Payment Distribution”), no later than 3:00 P.M. (London time) on the same Banking Day as such payment is received by the Administrative Agent if received no later than 1:00 P.M. (London time) or the next Banking Day if received by the Administrative Agent thereafter. Any Syndication Party’s rights to its Payment Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 15.4 hereof.
15.12    Distribution of Certain Amounts. The Administrative Agent shall (a) receive for the benefit of all present and future Syndication Parties, in the Payment Account (if applicable) and (b) remit to the applicable Syndication Parties, as indicated, the amounts described below:
15.12.1    Funding Losses. To each Syndication Party its share of the amount of any Funding Losses paid by Borrower to the Administrative Agent in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than 3:00 P.M. (London time) on the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 1:00 P.M. (London time), or the next Banking Day if received by the Administrative Agent thereafter.
15.12.2    Fees. To each Syndication Party its share of any Commitment Fees paid by Borrower to the Administrative Agent, no later than

3:00 P.M. (London time) on the same Banking Day that payment of such fees is received by the Administrative Agent, if received no later than 1:00 P.M. (London time), or the next Banking Day if received by the Administrative Agent thereafter.
15.13    Sharing. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Advances, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Advances solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of one or more of the Advances, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual Commitments. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of one or more of the Advances other than as provided in this Credit Agreement, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further Syndication Interests or participations in the Advances) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual Commitments.
15.14    Amounts Required to be Returned. If the Administrative Agent, in its sole discretion, elects to make any payment to a Syndication Party in anticipation of the receipt of final funds from any Obligor, and such funds are not received from such Obligor, or if excess funds are paid by the Administrative Agent to any Syndication Party as the result of a miscalculation by the Administrative Agent, then such Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days. If the Administrative Agent is required at any time to return to any Obligor or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by such Obligor to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Syndication Party by the Administrative Agent but without interest or penalty

(unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).
15.15    Information to Syndication Parties; Confidentiality. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Obligor or any of its Consolidated Subsidiaries that is communicated to or obtained by the Administrative Agent. The Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or such Obligor (which consent will not be unreasonably withheld, provided that none of the Obligors shall have consent rights upon the occurrence and during the continuance of an Acceleration Event), be used by the Syndication Party except in connection with the Advances and their respective Syndication Interests.
15.16    Reliance; No Other Duties. The Administrative Agent shall not be liable to Syndication Parties or any other Person for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, directors, officers, employees or representatives (including without limitation any duties of the Administrative Agent under Section 15.7), except to the extent that a court of competent jurisdiction renders a final non-appealable judgment that any of the foregoing resulted from the gross negligence or willful misconduct of the Administrative Agent. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel, accountants or experts and on any written document or oral statement it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made by any other Person in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance by any other Person of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 10 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
15.17    No Trust or Fiduciary Relationship. Neither the execution of this Credit Agreement, nor the sharing in the Advances, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Advances and Loan Documents by the Administrative Agent (holding certain payments and proceeds in the Payment Account for the benefit of the Syndication Parties), nor any other right, duty or obligation of the

Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust or fiduciary relationship between the Administrative Agent and any Syndication Party. Each Syndication Party hereby agrees and stipulates that the Administrative Agent is not acting as trustee or fiduciary for such Syndication Party with respect to the Advances, this Credit Agreement, or any aspect of either, or in any other respect.
15.18    Sharing of Costs and Expenses. To the extent not paid by the Obligors, each Syndication Party will promptly upon demand reimburse the Administrative Agent for its proportionate share (based on the ratio of its Individual Commitment to the Commitment), for all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Advances, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings and the exercise of any remedies.
15.19    Syndication Parties’ Indemnification of the Administrative Agent. Each of the Syndication Parties agrees to indemnify the Administrative Agent, including any Successor Agent, in its capacity as such, and its directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”) (to the extent not reimbursed by the Obligors, and without in any way limiting the obligation of the Obligors to do so), ratably (based on the ratio of its Individual Commitment to the Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Advances and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that a court of competent jurisdiction renders a final non-appealable judgment that the foregoing are the result of the willful misconduct or gross negligence of such Indemnified Agency Party. In furtherance but not in limitation of the foregoing, to the extent not indemnified by Borrower, each Syndication

Party shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any governmental authority that are attributable to such Syndication Party and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. The agreements and obligations in this Section shall survive the payment of the Advances and the expiration or termination of this Credit Agreement.
15.20    Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Advances as it reasonably deems appropriate in its sole discretion, and which shall accurately reflect the Syndication Interest of each Syndication Party and shall be conclusive and binding on the Obligors and the Syndication Parties absent manifest error. The Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.
15.21    Administrative Agent Fee. The Administrative Agent and any Successor Agent shall be entitled to such fees as agreed upon between Borrower and the Administrative Agent for acting as the Administrative Agent.
15.22    The Administrative Agent’s Resignation or Removal. Subject to the appointment and acceptance of a Successor Agent (as defined below), the Administrative Agent may resign at any time by notifying each of the Syndication Parties and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”) provided; however, that, if any Syndication Party determines (and gives notice of such determination to the then Administrative Agent for distribution to the Syndication Parties), that as a result of the appointment of any Person as Successor Agent, a deduction or withholding in respect of any payment hereunder to such Successor Agent or such Syndication Party would be required to be made, the consent of all Syndication Parties would be required for the appointment of such Person as Successor Agent. If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, such approval not to be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Acceleration Event), or (b) such Successor Agent has not accepted such appointment, in either case within thirty (30) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without obtaining the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least U.S.$250,000,000. If no Successor Agent has been appointed pursuant to the immediately preceding sentence by the forty-fifth (45th) day after the giving of such notice of resignation, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a Successor Agent. If, and for so long as, the Person acting as the Administrative Agent is a Defaulting Syndication Party, such Person may be removed as the Administrative Agent upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (a) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (b) the Successor Agent shall notify the Obligors of its identity and of the information called for in Subsection 16.4.3 hereof. The fees payable by Borrower to a Successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such Successor Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.
15.23    FATCA Exempt Party . The Administrative Agent shall resign in accordance with Section 15.22 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Administrative Agent pursuant to Section 15.22) in the event that the Administrative Agent is not entitled to receive all payments under the Loan Documents free from withholding or deduction under FATCA (a "FATCA Exempt Party"). Any successor or replacement Administrative Agent shall be a FATCA Exempt Party.
15.24    Representations and Warranties of Administrative Agent. The Administrative Agent makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower; the legality, validity, or enforceability of the Loan Documents; the filing or recording of any document; the collectibility of the Advances; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Advances or the Loan Documents.
15.25    Syndication Parties’ Independent Credit Analysis. Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents from the Administrative Agent. Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from the Obligors or otherwise in making its decision to acquire an interest in the Advances independently and without reliance on the Administrative Agent. Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from the Obligors or others) prior to making its decision to acquire an interest in the Advances. Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Obligor’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Advances. Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to the Obligors, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Advances. The Administrative Agent assumes no responsibility for the financial condition of the Obligors or for the performance of the Obligors’ obligations under the Loan Documents. Except as otherwise expressly provided herein, none of the Administrative Agent or any Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning the Obligors which may come into its possession.
15.26    No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the Advances, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Syndication Party, nor between or among any of the Syndication Parties.
15.27    Restrictions on Transfer; Participations. (a) Each Syndication Party may, upon five (5) Banking Days’ notice to the Administrative Agent, sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its Syndication Interest; provided that: (i) any such Transfer of Advances or Individual Commitments (except a Transfer to another Syndication Party, an Affiliate of a Syndication Party or an Approved Fund) must be in a minimum amount of U.S.$5,000,000, and increments of U.S.$1,000,000 in excess thereof, unless it Transfers its entire Syndication Interest; (ii) each Syndication Party must maintain an Individual Commitment of no less than U.S.$5,000,000, unless it Transfers its entire Syndication Interest; (iii) the transferee must execute an agreement substantially in the form of Exhibit 15.27 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (iv) the Syndication Party making such Transfer must pay, or cause the transferee to pay, the Administrative Agent an assignment fee of U.S.$3,500 (provided that the requirement to pay such fee may be waived by the Administrative Agent in its sole discretion), unless the assignment is to an Affiliate of such Syndication Party or to another Syndication Party or an Approved Fund, in which case no assignment fee will be required. Any Syndication Party may sell participations in any part of its interest in the Advances to any Person, and each Syndication Party understands and agrees that in the event of any such participation: (i) its obligations hereunder will not change on account of such participation; (ii) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights or the right to receive payments or distributions; and (iii) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Advances (including with respect to voting rights) as though no participation had been granted and will not be obligated to deal directly with any participant. Notwithstanding any provision contained herein to the contrary, (A) any Syndication Party may at any time pledge or assign all or any portion of its interest in its rights under this Credit Agreement to secure obligations of such Syndication Party, including any pledge or assignment to secure obligations to any Federal Reserve Bank or central bank having jurisdiction over such Syndication Party or to any Farm Credit Bank, or Transfer its Syndication Interest to an affiliate bank if and to the extent required under Applicable Law in order to pledge such interest to such central bank, provided that no pledge or assignment pursuant to this clause (A) shall release such Syndication Party from its obligations hereunder or substitute any such pledge or assignee for such Syndication Party as a party hereto, and (B) no Syndication Party shall be permitted to Transfer, or sell a participation in, any part of its Syndication Interest to (1) any Obligor or any Obligor’s Affiliates or Subsidiaries, (2) any Defaulting Syndication Party or any of its Subsidiaries, (3) any Person, who, upon becoming a Syndication Party hereunder, would constitute any of the foregoing Persons described in the foregoing clause (2) or (4) a natural Person.
(b)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Syndication Party hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Syndication Party, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Syndication Party to the Administrative Agent and each other Syndication Party hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Syndication Party hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a

Defaulting Syndication Party for all purposes of this Credit Agreement until such compliance occurs.
(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (d) of this Section, from and after the effective date specified in each Syndication Acquisition Agreement, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Syndication Acquisition Agreement, have the rights and obligations of a Syndication Party under this Credit Agreement, and the assigning Syndication Party thereunder shall, to the extent of the interest assigned by such Syndication Acquisition Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Syndication Acquisition Agreement covering all of the assigning Syndication Party’s rights and obligations under this Credit Agreement, such Syndication Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  6.7 and 16.1 and Article 13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Syndication Party will constitute a waiver or release of any claim of any party hereunder arising from that Syndication Party’s having been a Defaulting Syndication Party. Any assignment or transfer by a Syndication Party of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Syndication Party of a (non-voting) participation in such rights and obligations in accordance with paragraph (a) of this Section.
(d)    The Administrative Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at the address listed in Subsection 16.4.3, a copy of each Syndication Acquisition Agreement delivered to it and a register for the recordation of the names and addresses of the Syndication Parties, and the Commitments of, and principal amounts of the Advances owing to, each Syndication Party pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Obligors, the Administrative Agent and the Syndication Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Syndication Party hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Obligors and any Syndication Party, at any reasonable time and from time to time upon reasonable prior notice.
15.28    Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Syndication Parties, and distribution of principal or interest payments or fees or other amounts by the Administrative Agent, shall be by wire transfer in accordance with the instructions below:
15.28.1    When funds are to be wired to Crédit Agricole Corporate and Investment Bank ("CA-CIB"), including in its role as the Administrative Agent, by Borrower, the following wiring information must be used:

To:	Citibank NA, New York City
SWIFT: CITIUS33
In favor of: Crédit Agricole Corporate and Investment Bank, London branch
SWIFT: CRLYGB2L
Account No.: 362 54 109
Attn: Syndications
15.28.2    When funds are to be wired to CA-CIB, including in its role as the Administrative Agent, by any Syndication Party, such Syndication Party must use the wiring information provided in the administrative details form provided to it by CA-CIB (as it may be changed from time to time by notice to such Syndication Party).
15.28.3    When funds are to be wired to any Syndication Party, the wiring information provided on the signature page of this Credit Agreement with respect to such Syndication Party (as it may be changed from time to time by notice to the Administrative Agent) must be used.
15.28.4    When funds are to be wired to Borrower by the Administrative Agent or by any Syndication Party, the funds should be wired to the Borrower's Account.
15.29    Defaulting Syndication Parties.
15.29.1    Syndication Party Default. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Syndication Party becomes a Defaulting Syndication Party, then, until such time as such Syndication Party is no longer a Defaulting Syndication Party, to the extent permitted by Applicable Law:
(a)    the Individual Commitment of such Defaulting Syndication Party shall not be included in determining whether the Required Lenders have taken or may take any action under this Credit Agreement or the Loan Documents (including any consent to any action, amendment or waiver pursuant to Subsection 15.10.2); provided that (i) any action, amendment or waiver requiring the consent of all Syndication Parties pursuant to Subsection 15.10.1 shall require the consent of such Defaulting Syndication Party and (ii) any amendment of, or consent or waiver with respect to, this Section 15.29 shall require the consent of the Required Lenders and each Defaulting Syndication Party;
(b)    Defaulting Syndication Party Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Syndication Party (whether voluntary or mandatory, at maturity, pursuant to Article 14 or otherwise) or received by the Administrative Agent from a Defaulting Syndication Party pursuant to Section 15.36 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Syndication Party to the Administrative Agent hereunder; second, as Borrower may request (so long as no Acceleration Event exists), to the funding of any Advance in respect of which such Defaulting Syndication Party has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Syndication Party’s potential future funding obligations with respect to Advances under this Credit Agreement and; fourth, to the payment of any amounts owing to the Syndication Parties as a result of any judgment of a court of competent jurisdiction obtained by any Syndication Party against such Defaulting Syndication Party as a result of such Defaulting Syndication Party’s breach of its obligations under this Credit Agreement; sixth, so long as no Acceleration Event exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Syndication Party as a result of such Defaulting Syndication Party’s breach of its obligations under this Credit Agreement; and seventh, to such Defaulting Syndication Party or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Syndication Party has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 10.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Syndication Parties on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Syndication Party until such time as all Advances and funded and unfunded participations are held by the Syndication Parties pro rata in accordance with their respective Applicable Percentage. Any payments, prepayments or other amounts paid or payable to a Defaulting Syndication Party that are applied (or held) to pay amounts owed by a Defaulting Syndication Party shall be deemed paid to and redirected by such Defaulting Syndication Party, and each Syndication Party irrevocably consents hereto.
(c)    Certain Fees. No Defaulting Syndication Party shall be entitled to receive any Commitment Fee for any period during which that

Syndication Party is a Defaulting Syndication Party (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Syndication Party).
15.29.2    Defaulting Syndication Party Cure. If Borrower and the Administrative Agent agree in writing that a Syndication Party is no longer a Defaulting Syndication Party, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Syndication Party will, to the extent applicable, purchase at par (and reimburse any Syndication Party for its Funding Losses attributable to such purchase) that portion of outstanding Advances of the other Syndication Parties or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Syndication Parties in accordance with the Commitments under the applicable facility, whereupon such Syndication Party will cease to be a Defaulting Syndication Party; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Syndication Party was a Defaulting Syndication Party; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Syndication Party to Syndication Party will constitute a waiver or release of any claim of any party hereunder arising from that Syndication Party’s having been a Defaulting Syndication Party.
15.30    Status of Syndication Parties.
(a)    Any Syndication Party that is entitled to an exemption from or reduction in withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Syndication Party, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Syndication Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Subsection 15.30(b)) shall not be required if in the Syndication Party’s reasonable judgment such completion, execution or submission would subject such Syndication Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Syndication Party.
(b)    Upon the reasonable request by Borrower or the Administrative Agent, each Syndication Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with any obligations under FATCA. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(c)    Each Syndication Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
15.31    Replacement of Holdout Lender or Defaulting Syndication Party. (a) If any action to be taken by the Syndication Parties or the Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Syndication Parties, and the consent, authorization or agreement of the Required Lenders has been obtained but a Syndication Party (“Holdout Lender”) fails to give its consent, authorization, or agreement, or if any Syndication Party shall become a Defaulting Syndication Party, then the Administrative Agent, upon at least five (5) Banking Days prior notice to the Holdout Lender or upon one (1) Banking Day’s prior notice to the Defaulting Syndication Party, may permanently replace the Holdout Lender or Defaulting Syndication Party with one or more substitute Syndication Parties (each, a “Replacement Lender”), and the Holdout Lender or Defaulting Syndication Party shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Defaulting Syndication Party shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Banking Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender or Defaulting Syndication Party and each Replacement Lender shall execute and deliver a Syndication Acquisition Agreement, subject only to the Holdout Lender or Defaulting Syndication Party being repaid its full share of the outstanding Bank Debt without any premium, discount, or penalty of any kind whatsoever. If the Holdout Lender or Defaulting Syndication Party shall refuse or fail to execute and deliver any such Syndication Acquisition Agreement prior to the effective date of such replacement, the Holdout Lender or Defaulting Syndication Party shall be deemed to have executed and delivered such Syndication Acquisition Agreement.

The replacement of any Holdout Lender or, to the extent possible, any Defaulting Syndication Party, shall be made in accordance with the terms of Section 15.27 hereof. Until such time as the Replacement Lenders shall have acquired all of the Syndication Interest of the Holdout Lender or Defaulting Syndication Party hereunder and under the other Loan Documents, the Holdout Lender or Defaulting Syndication Party shall remain obligated to provide the Holdout Lender’s or Defaulting Syndication Party’s Funding Share of Advances.
(b)    Borrower may terminate the unused amount of the Commitment of any Syndication Party that is a Defaulting Syndication Party upon not less than one (1) Banking Day’s prior notice to the Administrative Agent (which shall promptly notify the Syndication Parties thereof), and in such event the provisions of Subsection 15.29.1(b) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Syndication Party under this Credit Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default or Prepayment Trigger Event shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, the Administrative Agent or any Syndication Party may have against such Defaulting Syndication Party.
15.32    Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its rights, duties or obligations hereunder or thereunder unless it shall have given its prior written consent thereto.
15.33    Agent Duties and Liabilities. None of the Joint Lead Arrangers shall, in their capacity as such, have any powers, duties, responsibilities or liabilities with respect to this Credit Agreement or the transactions contemplated herein. Without limiting the foregoing, none of the Joint Lead Arrangers shall be subject to any fiduciary or other implied duties, or have any liability to any Person for acting as such. Nothing in this Section shall be construed to relieve the Joint Lead Arrangers of their duties, responsibilities and liabilities arising out of their capacity as Syndication Parties.
15.34    The Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Obligor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Bank Debt that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Syndication Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Syndication Parties and the Administrative Agent and their respective agents and counsel and all other amounts due to the Syndication Parties and the Administrative Agent under Article 13 and Section 16.1) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Syndication Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Syndication Parties to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 13 and Section 16.1.
15.35    Setoff. If an Event of Default or Prepayment Trigger Event shall have occurred and be continuing, each Syndication Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Syndication Party or any such Affiliate, to or for the credit or the account of any Obligor against any and all of the obligations of any Obligor now or hereafter existing under this Credit Agreement or any other Loan Document to such Syndication Party or its Affiliates, irrespective of whether or not such Syndication Party or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Syndication Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Syndication Party shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 15.29 and, pending such payment, shall be segregated by such Defaulting Syndication Party from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Syndication Party, and (y) the Defaulting Syndication Party shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Bank Debt owing to such Defaulting Syndication Party as to which it exercised such right of setoff. The rights of each Syndication Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Syndication Party or its Affiliates may have. Each Syndication Party agrees to notify the relevant Obligor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
15.36    Further Assurances. The Administrative Agent and each Syndication Party agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 15 and to carry out fully the intent thereof.
ARTICLE 16. MISCELLANEOUS
16.1    Costs and Expenses. To the extent permitted by law, each Obligor agrees to pay to the Administrative Agent and the Syndication Parties, on demand, all out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing the Borrowing Notices; provided that such costs and expenses of the type specified in this clause (a) exceeding in the aggregate U.S.$215,000 shall be subject to the prior approval of the Obligors; and (b) incurred by the Administrative Agent and any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties’ rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against the Administrative Agent or any Syndication Party, including without limitation collection of the Advance (regardless of whether such enforcement or collection is by court action or otherwise). The Obligors shall not be obligated to pay the costs or expenses of any Person whose only interest in the Advance is as a holder of a participation interest.
16.2    Service of Process and Consent to Jurisdiction. Each Obligor and each Syndication Party hereby agrees that any action, proceeding or litigation with respect to this Credit Agreement or any other Loan Document or to enforce any judgment obtained against such Person for breach of this Credit Agreement or under the Promissory Note or other Loan Documents may be brought in any New York State court or (if applicable subject matter jurisdictional requirements are present) Federal court of the United States of America, in each case sitting in New York County, New York, and any appellate court from any thereof, as the Administrative Agent may elect, and each Obligor irrevocably and unconditionally agrees that it will not commence any such action, proceeding or litigation against any Syndication Party or any Related Party of a Syndication Party in any forum other than in such court; and, by execution and delivery of this Credit Agreement, each Obligor and each Syndication Party irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or other Loan Documents (other than the Promissory Note), each Obligor hereby irrevocably appoints, until six (6) months after the expiration of the Maturity Date (as it may be extended at anytime), CT Corporation, or such other Person as it may designate to the Administrative Agent, in each case with offices in New York, New York and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of each Obligor to receive for and on its behalf at such agent’s New York, New York office, service of process, which service may be made by mailing a copy of any summons or other legal process to such Person in care of such agent. Each Obligor agrees that it shall maintain a duly appointed agent in New York, New York for service of summons and other legal process as long as it remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by any Obligor of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by such Obligor for all purposes of such litigation. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. This clause 16.2 is for the benefit of the Syndication Parties only and shall not limit the right of any Syndication Party to bring proceedings against any Obligor in connection with any Loan Document in any other court of competent jurisdiction (including, without limitation, the courts of the city of São Paulo, Brazil).
16.3    Jury Waiver. IT IS MUTUALLY AGREED BY AND AMONG THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE PROMISSORY NOTE, OR THE OTHER LOAN DOCUMENTS.
16.4    Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by electronic mail transmission, on the date of such transmission, unless such transmission has been automatically returned to the sender as undeliverable, provided that if such notice or other communication is not sent during normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of the next Banking Day for the recipient, (iv) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (v) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.
16.4.1    Borrower:
CHS Agronegocio Industria e Comercio Ltda.
Av. Dr. Cardoso de Melo – 1308 – 5o e 6o andares
CEP 04548-004 – São Paulo – SP
Brasil
FAX: +55 (11) 3704-0720
Attention: Mr. Maurício Arruga/Mrs. Aline Cavalheire
e-mail address: Mauricio.Arruga@chsinc.com/Aline.Cavalheire@chsinc.com

16.4.2    Guarantor:
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Senior Vice President and General Counsel
e-mail address: Lisa.Zell@chsinc.com
with a copy to:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Executive Vice President and Chief Financial Officer
e-mail address: timothy.skidmore@chsinc.com
16.4.3    Administrative Agent:
Crédit Agricole Corporate and Investment Bank
Broadwalk House
5 Appold Street
London EC2A 2DA
FAX:+44 (0) 207 214 6816, with a copy to +44 (0) 207 214 6683

Attention: Administrative Agent
e-mail address: sfi_middleofficescflondon@ca-cib.com

16.4.4    Syndication Parties:
See signature pages hereto and to each Syndication Acquisition Agreement.
16.5    Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to any Obligor or any Subsidiary thereof on account of the failure of any Syndication Party to perform its obligations hereunder or to any Syndication Party on account of the failure of any Obligor or any Subsidiary thereof to perform their respective obligations hereunder or under any other Loan Document.
16.6    Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Syndication Parties and the Indemnified Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.
16.7    Severability. In the event any one or more of the provisions contained in this Credit Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
16.8    Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of the Administrative Agent, each Syndication Party, and the Obligors with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.
16.9    Applicable Law. TO THE EXTENT NOT GOVERNED BY FEDERAL LAW, THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PROMISSORY NOTE SHALL BE GOVERNED BY BRAZILIAN LAW. For any purposes hereof, including, but not limited to, the enforcement, collection and payment of the Advance in Brazil, in the sole discretion of the Administrative Agent and the Syndication Parties, the parties hereto agree that (i) the Advance shall be deemed as an enforceable out-of-court debt instrument (título executivo extra-judicial), pursuant to Section 585, II, of the Brazilian Civil Procedure Code (Law 5,869/73); (ii) all amounts (including, without limitation, the principal, interests, expenses and taxes) owed by the Borrower herein shall be deemed as a net and certain debt (dívida liquida e certa) to the extent that the Administrative Agent and the Syndication Parties are required to enforce, collect or defend them before any Brazilian Courts and authorities against the Borrower. The Borrower further acknowledges and consents that any discussion or enforcement and collection of the Advance and related amounts in Brazil shall be made through an expedited enforcement claim (ação de execução) or any other means elected by the Administrative Agent or the Syndication Parties, at their sole discretion; and (iii) in accordance with Section 585, § 2th, of the Brazilian Civil Procedure Code (Law 5,869/73), this Credit Agreement complies with all the requirements of, and contains all the formalities of, the place where it has been executed. The Borrower agrees that any evidence of payment of the principal amount due under this Credit Agreement in the amount set forth herein, shall constitute valid and sufficient evidence of the validity and enforceability of this Credit Agreement before any Brazilian Courts, as the case may be.
16.10    Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.
16.11    Complete Agreement; Amendments. THIS CREDIT AGREEMENT AND THE PROMISSORY NOTE ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND THE OBLIGORS ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS CREDIT AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by the Obligors, the Administrative Agent and the requisite Syndication Parties necessary to approve such modification or amendment pursuant to Section 15.10 hereof) (and each such modification or amendment shall thereupon be binding on the Obligors, the Administrative Agent, all Syndication Parties and all other parties to this Credit Agreement). Each Obligor agrees that it shall reimburse the Administrative Agent for all fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by any Obligor.
16.12    Additional Costs of Maintaining Advance. Each Obligor shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which the Administrative Agent determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party’s making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Change in Law which: (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement in respect of such Advance (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the Promissory Note or amounts payable to such Syndication Party (or any of such extensions of credit or liabilities). The Administrative Agent will notify the Obligors of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Change in Law on the costs of such Syndication Party of making or maintaining an Advance or on amounts receivable by such Syndication Party in respect of Advances, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
16.13    Capital Requirements. In the event that any Change in Law has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies that such increase is based in any part upon such Syndication Party’s obligations hereunder with respect to the Facility, and other similar obligations, Obligors shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to the Administrative Agent and to Obligors to be the net present value of (a) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the Maturity Date, but for such introduction or change, (b) multiplied by such Syndication Party’s Applicable Percentage. The Administrative Agent will notify Obligor of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party’s determination to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
16.14    Replacement Note. Upon receipt by Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of the Promissory Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Parties to indemnify Borrower, and upon surrender and cancellation of the Promissory Note, if mutilated, then Borrower will deliver in lieu of the original Promissory Note a new Promissory Note satisfying the requirements of Section 10.1.2 dated as of the Closing Date.
16.15    Direct Website Communications; Electronic Mail Communications.
16.15.1    Delivery.
(a)    Each Obligor hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Credit Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but, subject to the provisions of Subsection 16.15.3 hereof, excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or LIBO Rate Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Acceleration Event under this Credit Agreement, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Credit Agreement or any extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent as follows (A) all financial statements to sfi_middleofficescflondon@ca-cib.com and (B) all other Communications to sfi_middleofficescflondon@ca-cib.com. In addition, each Obligor agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Credit Agreement but only to the extent requested by the Administrative Agent. Receipt of the Communications by the Administrative Agent at the appropriate e-mail address as set forth above shall constitute effective delivery of the Communications to the Administrative

Agent for purposes of this Credit Agreement and any other Loan Documents. Nothing in this Section 16.15 shall prejudice the right of the Administrative Agent or any Syndication Party to give any notice or other communication pursuant to this Credit Agreement or any other Loan Document in any other manner specified in this Credit Agreement or any other Loan Document.
(b)    Each Syndication Party agrees that receipt of e-mail notification that such Communications have been posted pursuant to Subsection 16.15.2 below at the e-mail address(es) set forth beneath such Syndication Party’s name on its signature page hereto or pursuant to the notice provisions of any Syndication Acquisition Agreement shall constitute effective delivery of the Communications to such Syndication Party for purposes of this Credit Agreement and any other Loan Document. Each Syndication Party further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.
16.15.2    Posting. (a) Each Obligor further agrees that the Administrative Agent may make the Communications available to the Syndication Parties by posting the Communications on “Debt Domain” (“Platform”). The Platform is secured with a dual firewall and a User ID/Password Authorization System and through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis. Each Obligor acknowledges that the distribution of Communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
16.15.3    Additional Communications. The Administrative Agent reserves the right and each Obligor and each Syndication Party consents and agrees thereto, to, upon written notice to each Obligor and all Syndication Parties, implement and require use of a secure system whereby any notices or other communications required or permitted by this Credit Agreement, but which are not specifically covered by Subsection 16.15.1 hereof, and including, without limitation, Borrowing Notices, Funding Notices, and any communication described in clauses (i) through (iv) of Subsection 16.15.1(a) hereof, shall be sent and received via electronic mail to the e-mail addresses described in Subsection 16.15.1(b) hereof.
16.15.4    Disclaimer. The Communications transmitted pursuant to this Section 16.15 and the Platform are provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy, adequacy or completeness of the Communications or the Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to each Obligor, any Syndication Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of each Obligor’s or the Administrative Agent’s transmission of communications or notices through the Platform.
16.15.5    Termination. The provisions of this Section 16.15 shall automatically terminate with respect to Crédit Agricole Corporate and Investment Bank on the date that Crédit Agricole Corporate and Investment Bank ceases to be the Administrative Agent under this Credit Agreement, provided that such provisions shall apply to any Successor Agent.
16.16    Accounting Terms. All accounting terms used herein which are not expressly defined in this Credit Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Credit Agreement shall be made in accordance with GAAP (except as provided otherwise in the definition of Capital Leases), and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Credit Agreement, any election by Guarantor to measure an item of Debt using fair value (as permitted by FASB ASC 825-10-25 - Fair Value Option (formerly known as FASB 159) or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Notwithstanding the foregoing, if any Obligor notifies the Administrative Agent that, in such Obligor’s reasonable opinion, or if the Administrative Agent notifies the Obligors that, in the Administrative Agent’s reasonable opinion (or at the reasonable request of the Required Lenders), as a result of a change in GAAP after the date hereof, any covenant contained in Sections 11.14, 12.1, 12.3, 12.4, 12.6 or 12.8, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to any Obligor than as at the date of this Credit Agreement, Obligor shall negotiate in good faith with the Administrative Agent and the Syndication Parties to make any necessary adjustments to such covenant or defined term to provide the Syndication Parties with substantially the same protection as such covenant provided prior to the relevant change in GAAP. Until Obligors and the Administrative Agent (with the approval of the Required Lenders) so agree to reset, amend or establish alternative covenants or defined terms, (a) the covenants contained in Sections 11.14, 12.1, 12.3, 12.4, 12.6 or 12.8, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Credit Agreement and (b) each set of financial statements delivered to the Administrative Agent pursuant to Section 11.2 after such time shall include detailed reconciliations reasonably satisfactory to the Required Lenders and the Administrative Agent as to the effect of such change in GAAP.
16.17    More Restrictive Covenants. If at any time, any Obligor or any Subsidiary thereof enters into any Material Agreement pursuant to which such Obligor or such Subsidiary is required to comply with any covenant or provision that is more restrictive in any respect than the covenants and provisions contemplated in the Loan Documents, the Obligors shall promptly give notice to the Administrative Agent and the Syndication Parties and shall, at the request of the Administrative Agent acting on the instructions of the Required Lenders, execute and deliver such amendments and/or supplements to the Loan Documents to evidence the agreement of the Obligors with the Syndication Parties and the Administrative Agent to comply with such more restrictive covenant or provision.
16.18    Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and the other obligations contained in this Credit Agreement, the parties, including Obligors, the Administrative Agent, and each Syndication Party shall, except as provided in Articles 13 and 17 hereof, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.
16.19    Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.
16.20    Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or electronic mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Credit Agreement by telefax, facsimile, or electronic mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Credit Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.
16.21    Confidentiality. Each Syndication Party shall maintain the confidential nature of, and shall not use or disclose, any Obligor’s financial information, confidential information or trade secrets without first obtaining such

Obligor’s written consent, except that nothing in this Section shall require any Syndication Party to obtain such consent after there is an Acceleration Event. The obligations of the Syndication Parties to obtain such consent shall in no event apply to: (a) providing information about any Obligor to any financial institution as contemplated or described in Sections 15.7, 15.15, and 15.27 hereof or to such Syndication Party’s parent holding company or any of such Syndication Party’s Affiliates, or to any actual or prospective counterparty to any securitization, swap or derivative transaction relating to any Obligor with respect to any Advance; (b) any situation in which any Syndication Party is required by law or required by any Governmental Authority to disclose information; (c) providing information to counsel to any Syndication Party in connection with the transactions contemplated by the Loan Documents; (d) providing information to independent auditors or other professional advisors and service providers retained by such Syndication Party or its Subsidiaries which have a duty of confidentiality; (e) disclosure to insurers, rating agencies and providers of credit protection; (f) where required by rules of any stock exchange; (g) in connection with court proceedings; (h) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents thereof; (i) any information that is in the possession of any Syndication Party prior to receipt thereof from any Obligor or any other Person known to such Syndication Party to be acting on behalf of any Obligor; (j) any information that is independently developed by any Syndication Party; and (k) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement. The obligation of the Syndication Parties under this Section 16.21 shall expire on the date which is one year after the Maturity Date. Notwithstanding any provision to the contrary in this Credit Agreement, the Administrative Agent and each Syndication Party (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction described in this Credit Agreement and all materials of any kind (including opinions or other tax analyses), if any, that are provided to the Administrative Agent or such Syndication Party relating to such tax treatment and tax structure. Nothing in the preceding sentence shall be taken as an indication that such transaction would, but for such sentence, be deemed to be a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
16.22    USA Patriot Act Notice. Each Syndication Party that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Syndication Party) hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Syndication

Party or the Administrative Agent, as applicable, to identify each Obligor in accordance with the USA Patriot Act.
16.23    Waiver of Obligor’s Rights Under Farm Credit Act. Each Obligor, having been represented by legal counsel in connection with this Credit Agreement and, in particular, in connection with the waiver contained in this Section 16.23, does hereby voluntarily and knowingly waive, relinquish, and agree not to assert at any time, any and all rights that such Obligor may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R Sections 617.7000 through 617.7630, including those provisions which afford such Obligor certain rights, and/or impose on any lender to such Obligor certain duties, with respect to the collection of any amounts owing hereunder or the foreclosure of any liens securing any such amounts, or which require the Administrative Agent or any present or future Syndication Party to disclose to such Obligor the nature of any such rights or duties. This waiver is given by each Obligor pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to induce the Syndication Parties to fund and extend to Borrower the credit facilities described herein.
16.24    Terms Generally. Defined terms shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Credit Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Credit Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
16.25    Use of English Language. This Credit Agreement has been negotiated and executed in the English language. Except as otherwise provided in this Credit Agreement: (a) all certificates, reports, notices and other documents and communications given or delivered pursuant to this Credit Agreement and the other Loan Documents (including any modifications or supplements hereto or thereto) shall be in the English language or accompanied by a certified English translation thereof; and (b) in the case of any document originally issued in a language other than English (other than the Borrower’s Organizational Documents), the English language version of any such document shall for purposes of this Credit Agreement (absent manifest error) control the meaning of the matters set forth therein.
16.26    No Waiver; Cumulative Remedies; Enforcement. No failure by any Syndication Party or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
ARTICLE 17. GUARANTY
17.1    Guaranty.
17.1.1    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent, for the benefit of each Syndication Party, the full and punctual payment and performance of each and all obligations of the Borrower under this Credit Agreement and the other Loan Documents, including, but not limited to, the payment of principal, premium, interest, fees and other amounts thereunder, when the same become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”), in each case as a primary obligor and not merely as surety and with respect to all such obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a Guaranty of payment and not merely of collection.
17.1.2    Each payment made by the Guarantor pursuant to this Guaranty shall (i) be made in Dollars, (ii) in immediately available funds, (iii) without set-off or counterclaim and (iv) free and clear of and without deduction or withholding for or on account of any present and future taxes (other than taxes excluded under Subsection 6.4.1) and any penalties, interest and other payments on or in respect thereof.
17.2    Guaranty Unconditional.
The obligations of the Guarantor under this Article 17 shall be unlimited, unconditional and absolute and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability or any other obligation or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor shall not be released, discharged or impaired, limited or otherwise affected by:
17.2.1    any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, extension, renewal, settlement, compromise, waiver or release, or any new agreements relating to any obligation, any security thereof, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification or, or any consent to depart from, this Credit Agreement or any other Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;
17.2.2    any change in the corporate existence, structure or ownership of the Borrower or any other Person, or any event of the type described in Section 14.1(e) with respect to any Person;
17.2.3    the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Administrative Agent, any other Syndication Party or any other Person, whether in connection herewith or with any unrelated transactions;
17.2.4    any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of Applicable Law purporting to prohibit the performance by the Borrower of any of its obligations under the Loan Documents;
17.2.5    any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Guaranteed Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Guaranteed Obligations;
17.2.6    the failure by the Administrative Agent or any Syndication Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person under the provisions of this Credit Agreement or any other Financing Document or any other document or instrument executed and delivered in connection herewith or therewith; and
17.2.7    any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of the Guarantor, or any other circumstance whatsoever that might constitute a defense to, or legal or equitable discharge of, the Guaranty hereunder and/or the obligations of the Guarantor, or a defense to, or discharge of, any of the Obligors or any other Person or party hereto or the Guaranteed Obligations or otherwise in respect of the Advances to the Borrower, in each case pursuant to this Credit Agreement and/or other Loan Documents.
17.3    Discharge Only upon Payment in Full; Reinstatement In Certain Circumstances.
17.3.1    The obligations of the Guarantor hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefinitely paid in full in cash in Dollars or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Credit Agreement or any other Loan Document is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or similar event of the Borrower or any other Person or otherwise, then the obligations of the Guarantor hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
17.3.2    The Administrative Agent shall not be required to marshal any assets in favor of the Guarantor, or against or in payment of the Guaranteed Obligations.
17.3.3    Except as provided in Section 17.5, the Guarantor shall not be entitled to claim against any present or future security held by the Administrative Agent from any Person for Guaranteed Obligations in priority to or equally with any claim of the Administrative Agent, or assert any claim for any liability of the Borrower to the Guarantor in priority to or equally with claims of the Administrative Agent for Guaranteed Obligations, and the Guarantor shall not be entitled to compete with the Administrative Agent with respect to, or to advance any equal or prior claim to any security held by the Administrative Agent for Guaranteed Obligations.
17.4    Waiver by the Guarantor.
The Guarantor hereby absolutely, irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (a) promptness, diligence, notice of acceptance, notice of presentment and any other notice of the Guaranty provided in this Article 17 and notice of any liability to which this Guaranty may apply, (b) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Syndication Party against the Borrower or the Guarantor, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Borrower or the Guarantor to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations Guaranteed hereby except any of the foregoing as may be expressly required hereunder, (c) any right to the enforcement, assertion or exercise by any Syndication Party of any right, power, privilege or remedy conferred upon such Person under the Loan Documents or otherwise, (d) any requirement that any Syndication Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Loan Document, or proceed to take any action against the Borrower or any other Person under or in respect of any Loan Document or otherwise, or protect, secure, perfect or ensure any Lien on any collateral, (e) any other action, event or precondition to the enforcement hereof or the performance by the Guarantor of the Guaranteed Obligations and any other formality, (f) all suretyship defenses and (f) any defense arising by any lack of capacity or authority or any other defense of any of the Obligors or any notice, demand or defense by reason of cessation from any cause of Guaranteed Obligations other than payment and performance in full of the Guaranteed Obligations by the Obligors and any defense that any other guarantee or security was or was to be obtained by the Administrative Agent.
17.5    Subrogation.
Upon the Guarantor making payment under this Article 17, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against the Borrower (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Loan Documents remain unpaid and/or unsatisfied.
17.6    Guaranty of Payment
The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each of the Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce the terms and conditions of this Article 17, irrespective of whether any action is brought against the Borrower or other Persons or whether the Borrower or other Persons are joined in any such action or actions. No election to proceed in one form of action or proceedings, or against any Person, or on any Guaranteed Obligations, shall constitute a waiver of the Administrative Agent’s or a Syndication Party's right to proceed in any other form of action or proceeding or against any other Person unless the Administrative Agent has expressed any such right in writing with the previous approval of the Required Lenders.
17.7    Indemnity.
As an original and independent obligation under this Credit Agreement, the Guarantor shall (a) indemnify the Administrative Agent and each of the Syndication Parties and keep the Administrative Agent and each of the Syndication Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Guaranteed Obligations or resulting from any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective against the Borrower (including, but without limitation, all reasonable legal and other costs, charges and expenses incurred by the Administrative Agent and each of the Syndication Parties, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Credit Agreement or any other Loan Document); and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not the Administrative Agent or any of the Syndication Parties have attempted to enforce any rights against the Borrower or any other Person or otherwise, except to the extent that any of the foregoing arises out of the gross negligence, illegal acts, fraud or willful misconduct of the party being indemnified as mutually agreed in writing by the party being indemnified and the Guarantor, or as determined by a final nonappealable judgment of a court of competent jurisdiction.
17.8    Administrative Agent’s Discretion.
The Administrative Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Credit Agreement) without the consent of, or notice to, the Guarantor, and without incurring responsibility to the Guarantor or impairing or releasing the Guaranteed Obligations, apply any sums received pursuant to this Article 17 by whomsoever paid or howsoever realized to any due and unpaid Guaranteed Obligations, in whatever order the Administrative Agent sees fit.
17.9    Action upon Event of Default.
Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may and upon written request of the Required Lenders, shall, without notice to or demand upon the Borrower or any other Person, declare any obligation of the Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of the Guarantor. Upon such declaration by the Administrative Agent, the Administrative Agent and the Syndication Parties are hereby authorized at any time and from time to time to set-off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by the Administrative Agent or the Syndication Parties to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing hereunder, whether or not the Administrative Agent or the Syndication Parties shall have made any demand hereunder against the Borrower and although such obligations may be contingent and unmatured. The rights of the Administrative Agent and the Syndication Parties hereunder are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Syndication Parties may have.
17.10    Bankruptcy, etc.
17.10.1    So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, without the prior written consent of Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower. The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
17.10.2    The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Subsection 17.10.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantor will permit any trustee in bankruptcy, receiver, debtor-in-possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
17.11    Stay of Acceleration.
If acceleration of the time for payment of any amounts payable under the Loan Documents is stayed due to any event described in Article 17, then all such amounts otherwise subject to acceleration under this Credit Agreement shall nonetheless be payable by the Guarantor hereunder immediately upon demand by the Administrative Agent.
17.12    Limitation of Liability.
Each of the Guarantor, and by its acceptance of the Guaranty set out in this Article 17, the Administrative Agent and the Syndication Parties, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of the Guarantor under this Article 17 not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, reorganization, receivership, moratorium, recuperação judicial, recuperação extrajudicial, falência or similar law to the extent applicable to this Guaranty and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Syndication Parties and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Article 17 at any time shall be limited to the maximum amount as will result in the obligations of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
17.13    Guarantor Acknowledgment.

The Guarantor hereby acknowledges that it will benefit directly from the execution, delivery and performance by the Borrower of each of the Loan Documents to which it is an intended party and the transactions contemplated hereby and thereby.

[Signature pages commence on the next page]

IN WITNESS WHEREOF, the parties have executed this Pre-Export Credit Facility as of the date first above written.
BORROWER:
CHS Agronegocio Industria e Comercio Ltda.
By: /s/ Andre Moreno Uberti_/s/ Dimas A.G. Costa
Name: Andre Moreno Uberti / Dimas A.G. Costa
Title: Director / Director
GUARANTOR:
CHS INC., a cooperative corporation formed under the laws of the State of Minnesota
By: ___/s/ Timothy N. Skidmore_______________

Name: Timothy Skidmore
Title: Executive Vice President and Chief Financial Officer
ADMINISTRATIVE AGENT:
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By: ___/s/ Nathalie Brodin___/s/ Steve Elliot_____

Name: Nathalie Brodin/Steve Elliot
Title: Head of Agency & Middle Office/ Deputy Head of Agency & Middle Office

STATE OF MINNESOTA)
):ss:
COUNTY OF DAKOTA )

On the 25th day of September 2013, before me came Timothy N. Skidmore, Executive Vice President and Chief Financial Officer of CHS Inc., to me known to be the individual described in, and who executed the foregoing instrument, and acknowledged to me that he executed the same.

_/s/ Nanci L. Lilja_____________
Notary Public

SYNDICATION PARTY:
Crédit Agricole Corporate and Investment Bank
By:___/s/ Gilles Sayer________________________

Name: Gilles Sayer
Title: Managing Director
Global Head of Structured Commodity Finance

By:___/s/ Victoria Garth______________________

Name: Vikki Garth
Title: Director
Contact Name: Vikki Garth

Address: Broadwalk House
5 Appold St, London, EC2A 2DA
Phone No.:(44 20) 7214-7423
Fax No.: (44 2) 7214-6679
E-mail: Victoria.garth@ca-cib.com

Bank of America, N.A.,
By: ___/s/Eduardo Schultz___________________
Name: Eduardo Schultz
Title: Managing Director

Contact Name: Quinn Richardson
Title: Senior Vice President
Address: 135 S. LaSalle Street, Suite 760
    Chicago, IL 60603
Phone No.: (312) 992-2160
Fax No.: (312) 992-2650
E-mail: quinn.richardson@baml.com

The Bank of Nova Scotia
By:___/s/ Paula Czach________________________

Name: Paula Czach
Title: Managing Director

Contact Name: Izabel Salvucci
Title: Director, Co-Head of Execution – Corporate Banking
Address: Av. Brigadeiro Faria Lima 2277 andar 7 São Paulo 01452 – 000 Brasil
Phone No.: (55 11) 2202 - 8179
Fax No.: (55 11) 2202 8110
E-mail: Izabel.salvucci@br.scotiabank.com
Payment Instructions:
The Bank of Nova Scotia
ABA No.: 026002532
Acct. Name: BNS Global Wholesale
Services, Toronto Ontario
Account No.: 0618330
Reference: CHS Agronegocio Industria e Comercio Ltda. - Loan

HSBC Bank USA, N.A.
By:___/s/ Graeme Robertson___________________

Name: Graeme Robertson
Title: Senior Vice President

Contact Name: Graeme Robertson
Title: Senior Vice President
Address: 227 West Monroe Street Suite 1850 Chicago, Illinois 60606
Phone No.: 312-357-3997
Fax No.: 312-357-3999
E-mail: Graeme.d.robertson@us.hsbc.com
Payment Instructions:
HSBC Bank USA
ABA No.: 021001088
Acct. Name: NY Loan Agency
Account No.: 713011777
Reference: CHS

Natixis, New York Branch
By:___/s/ Carlos Cezareto_____________________

Name: Carlos Cezareto
Title: Head of Soft Commodities

By:___/s/ Joao Luiz Macedo__________________

Name: Joao Luiz Macedo
Title: Executive Director, CFO/COO
Contact Name: Carlos Cezareto
Title: Executive Director, Head of Soft Commodities South America
Address: Av. Paulista, 283/287 – 12 andar 01311-000 – São Paulo – SP Brazil
Phone No.: (55 11) 3027 - 5928
Fax No.:
E-mail: carlos.cezareto@br.natixis.com

Rabobank Curaçao N.V.
By: _/s/ Oswaldo Junquera Franco /s/ Antonius van Nimwegen_

Name: Oswaldo Junquera Franco / Antonius van Nimwegen
Title:

Contact Name: Oswaldo Junqueira
Title:
Address: Avenida das Nações Unidas, 12.995, 7º andar – 04578-000 – São Paulo, SP, Brasil
Phone No.: (55 11) 5503 - 7208
Fax No.: (55 11) 5503 - 7006
E-mail: oswaldo.junqueira@rabobank.com

ABN Amro Bank N.V.
By:_/s/ Nicolau Nardi___/s/ Mauro Rego_________

Name: Nicolau Nardi / Mauro Rego
Title: Diretor Juridico e Compliance / Attorney-in-Fact

Contact Name: Paulo Silva
Title: Senior Vice President
Address: Rua Leopoldo Couto de Magalhães Junior, 700 4° and CEP 04542-000 São Paulo/SP
Phone No.: (55 11) 3073 - 7424
Fax No.: (55 11) 3073 - 7404
E-mail: Paulo.silva@br.abnamro.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
By:___/s/ Yoshihiro Kubo_____________________

Name: Yoshihiro Kubo
Title: Managing Director, Commodity & Trade Finance

Contact Name: Yoshihiro Kubo
Title: Managing Director, Commodity & Trade Finance
Address: 1251 Avenue of the Americas, 10020 New York, NY USA
Phone No.: 1 (212) 783-5504
Fax No.: (212) 782 - 5871
E-mail: y.kubo@us.mufg.jp

Mizuho Bank (USA)
By:___/s/ Donna DeMagistris__________________

Name: Donna DeMagistris
Title: Senior Vice President

Contact Name: Robert Haviken
Title: Vice President
Address: 1251 Avenue of the Americas New York, NY 10020
Phone No.: (212) 282-4954
Fax No.: (212) 282-4488
E-mail: Robert.haviken@mizuhocbus.com

Standard Chartered Bank
By:___/s/ Johanna Minaya_____________________

Name: Johanna Minaya
Title: Associate Director
By:___/s/ Robert Reddington__________________

Name: Robert R. Reddington
Title: Credit Documentation Manager
Credit Documentation Unit, WB Legal Americas

Contact Name: Kevin Fox
Title: Manager
Address: Two Gateway Center, 13th Floor, Newark NJ 07102
Phone No.: (201) 706 - 5313
Fax No.: (201) 706 – 6722
E-mail:
Payment Instructions:
Standard Chartered Bank, New York
ABA No.: 026-002-561
Acct. Name: SCB NY Credit Operations
Account No.: 3582-088462-001
Reference: CHS Agronegocio Industria e Comercio

Banco Sumitomo Mitsui Brasileiro S/A – Cayman Branch
By:___/s/ Yuji Kurihara_______________________

Name: Yuji Kurihara
Title: Diretor Vice-Presidente
By:___/s/ Roberto Hitoshi Mizuno______________

Name: Roberto Hitoshi Mizuno
Title: Diretor

Contact Name: Gilberto Yamamuro
Title: Co-Head Corporate Banking
Address: Avenida Paulista, 37 – 11th Floor
CEP 01311-902, São Paulo – SP Brazil
Phone No.: (55 11) 3178 - 8070
Fax No.: (55 11) 3178 - 8190
E-mail: gilberto_yamamuro@smbcgroup.com.br

Wells Fargo Bank, N.A.
By:___/s/ Matt Jergenson_____________________

Name: Matt Jergenson
Title: Vice President

Contact Name: Matt Jergenson
Title: Vice President
Address: 109 South 7th St., 5th Floor Minneapolis, MN 55402
Phone No.: (612) 667 - 6584
Fax No.: (612) 667 - 5185
E-mail: Matthew.r.jergenson@wellsfargo.com

_Minnesota____________)
):ss:
_Hennepin_____________)

On the 24th day of September 2013, before me came _Matthew Richard Jergenson_to me known to be the individual described in, and who executed the foregoing instrument, and acknowledged to me that he executed the same.

_/s/ Seth Olaf Aurness_______________
Notary Public

BNP Paribas
By:_/s/ Karlien Zumpolle___/s/ Francisco Calmet___

Name: Karlien Zumpolle / Francisco Calmet
Title: Vice President / Director

Contact Name: Alexandre F. F. Toscano
Title: Senior Relationship Manager
Address: Av. Pres. Juscelino Kubitscheck, 510 - 11° andar – 04543-906 – São Paulo
Phone No.: (55 11) 3841 - 4070
Fax No.:
E-mail: alexandre.toscano@br.bnpparibas.com

ING Bank N.V.
By:___/s/ Keith Tremeer______________________

Name: Keith Tremeer
Title: Director, International Trade & Export Finance, Brasil
By:___/s/ Bram Reijnen_______________________

Name: Bram Reijnen
Title: Vice President, International Trade & Export Finance, Brasil
Contact Name: Alcides Santos
Title: Vice President
Address: Av. Pres. Juscelino Kubitscheck, 510, 3rd Floor 04543-000, São Paulo, Brazil
Phone No.: (55 11) 4504 - 6471
Fax No.: (55 11) 4504 - 6302
E-mail: alcides.santos@americas.ing.com